UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

DIANON Systems, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

200 Watson Boulevard
Stratford, CT 06615
Tel: (203) 381-4000

December 20, 2002

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders to be held on January 17, 2003, at 10:00 a.m., local time, at 200 Watson Boulevard, Stratford, CT 06615. At the special meeting, we will ask you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2002, among Laboratory Corporation of America Holdings (“LabCorp”), DaVinci Development, Inc., a wholly-owned subsidiary of LabCorp, and DIANON Systems, Inc. (“Dianon”), and approve the merger contemplated by that agreement.

If the merger agreement is adopted and the merger is completed, Dianon will become a wholly-owned subsidiary of LabCorp and you will receive $47.50 in cash for each share of your Dianon common stock and associated preferred stock purchase rights.

Dianon’s Board of Directors has carefully considered the merger agreement and has determined that the terms of the merger agreement are fair to and in the best interests of Dianon’s stockholders. Your Board of Directors unanimously recommends that you vote for the adoption of the merger agreement and approval of the merger.

Your vote is very important. We cannot complete the merger unless the merger agreement is adopted by holders of a majority of Dianon’s outstanding shares. Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.

This booklet provides you with detailed information about the proposed transaction and related matters. We urge you to read these documents carefully, including the annexes. In making your decision, you should carefully consider all of the information in the proxy statement, including the risk factors related to the merger that are described under the heading “Risk Factors” on page 10 of the proxy statement. If you have any questions about the merger or require assistance voting your shares, please call D.F. King & Co., Inc., toll-free at 1-800-735-3591.

On behalf of your Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

KEVIN C. JOHNSON
Chairman of the Board,
President and Chief Executive Officer

This Proxy Statement is being first mailed to Dianon stockholders on or about December 20, 2002.

200 Watson Boulevard
Stratford, CT 06615
Tel: (203) 381-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A Special Meeting of the stockholders of DIANON Systems, Inc. will be held at Dianon’s corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut, on January 17, 2003, at 10:00 A.M., for the following purpose:

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2002, among Laboratory Corporation of America Holdings, DaVinci Development, Inc., a wholly-owned subsidiary of LabCorp, and DIANON Systems, Inc., and approve the merger contemplated by that agreement. A copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice.

Only stockholders of record at the close of business on December 17, 2002 will be entitled to vote at the Special Meeting, or any adjournments or postponements thereof. As of that date, there were 12,086,534 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and during business hours from January 7, 2003 to the date of the Special Meeting at Dianon’s corporate headquarters.

Your board of directors unanimously recommends that you vote to adopt the merger agreement and approve the merger.

By Order of the Board of Directors
DAVID R. SCHREIBER
Corporate Secretary

200 Watson Boulevard
Stratford, Connecticut 06615
December 20, 2002

—IMPORTANT—

Whether you expect to attend the Special Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. In this way, if you are unable to attend in person, your shares can still be voted at the Special Meeting.

ANNEXES

Annex A    Agreement and Plan of Merger
Annex B    Opinion of JPMorgan
Annex C    Text of Section 262 of Delaware General Corporation Law

i

SUMMARY

This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes before voting on whether to adopt the merger agreement and approve the merger. You can also refer to “Where You Can Find More Information” on page 39 for additional information about Dianon.

The Parties

DIANON Systems, Inc.
200 Watson Boulevard
Stratford, CT 06615
(203) 381-4000
Internet address: www.Dianon.com

DIANON Systems, Inc. (“Dianon”) provides a full line of anatomic pathology testing services and a number of genetic and clinical chemistry testing services to patients, physicians and managed care organizations throughout the United States. Dianon’s principal physician audience for these services includes approximately 50,000 clinicians engaged in the fields of medical oncology, urology, dermatology, gynecology and gastroenterology. Dianon is one of the leading specialized providers of anatomic pathology testing services in the United States. Dianon performs all testing at either its main facility in Stratford, Connecticut or at its other facilities located in Oklahoma City, Oklahoma; Tampa, Florida; New City, New York and Woodbury, New York. Dianon provides most test results to physicians within forty-eight hours.

Laboratory Corporation of America Holdings
430 South Spring Street, 1st Floor
Burlington, North Carolina 27215
(336) 584-5171
Internet address: www.Labcorp.com

Laboratory Corporation of America Holdings (“LabCorp”), headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2001 net revenues. Through a national network of laboratories, LabCorp offers more than 4,000 different clinical laboratory tests which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. LabCorp offers many procedures that are specialized in nature, including infectious disease testing, allergy testing, clinical research testing, diagnostic genetics, identity testing, oncology testing and occupational testing services. Since its founding in 1971, LabCorp has grown into a network of 42 primary testing facilities and more than 1,200 service sites consisting of branches, patient service centers and STAT laboratories, serving clients in 50 states and Canada.

The Merger

Under the terms of the proposed merger, DaVinci Development, Inc. (the “Merger Sub”), a wholly-owned subsidiary of LabCorp formed for the purpose of the merger, will merge with and into Dianon, and all of the outstanding shares and associated preferred stock purchase rights of Dianon will be converted into the right to receive $47.50 in cash. As a result, Dianon will become a direct wholly-owned subsidiary of LabCorp.

The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety as it is the legal document that governs the merger. For a summary of the merger agreement, see “The Merger Agreement” on page 32.

For a description of events leading to the approval of the merger agreement by Dianon’s board of directors you should refer to “Background of the Merger” on page 14.

What Dianon Stockholders Will Receive

As a result of the merger, you will be entitled to receive $47.50 in cash for each share of common stock and associated preferred stock purchase rights you own. See “The Merger Agreement” on page 32.

Recommendation of the Board of Directors

Your board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the adoption of the merger agreement and approval of the merger. See “Reasons for the Merger; Recommendation of the Board of Directors” on page 17.

Reasons for the Merger

For a description of the reasons behind the board of directors’ determination that the merger is in the best interests of our stockholders, you should refer to “Reasons for the Merger; Recommendation of the Board of Directors” on page 17.

Stockholder Vote Required

Approval of the merger requires the affirmative vote of the holders of at least a majority of Dianon’s outstanding shares of common stock.

The Special Meeting

•	Date, Time and Place (page 12). The special meeting will be held on January 17, 2003, at 10:00 a.m., local time, at 200 Watson Boulevard, Stratford, Connecticut.

•
Record Date (page 12). The record date for determining the holders of shares of outstanding common stock entitled to vote at the special meeting is December 17, 2002. On the record date, 12,086,534 shares of common stock were outstanding and entitled to vote on the proposal to adopt the merger agreement and approve the merger.

•
Proxies (page 13). Shares of common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If you properly execute your proxy but do not give instructions on how to vote your shares, your shares will be voted “FOR” the adoption of the merger agreement. Your proxy may be revoked at any time before it is voted.

•	Procedure for Voting (page 13). You may vote in either of two ways:

•	by completing and returning the enclosed proxy card, or

•	by appearing at the special meeting.

•
Revocation of Proxies (page 13). If you complete and return the enclosed proxy card but wish to revoke it, you must either file with Dianon’s Secretary, a written, later-dated notice of revocation, send a later-dated proxy card relating to the same shares to Dianon or our proxy solicitor at or before the special meeting or attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy.

For more detailed information concerning the special meeting, see “Information About the Special Meeting and Voting” on page 12.

Dianon Market Price Information

Dianon common stock is quoted on the Nasdaq National Market under the symbol “DIAN”. On November 8, 2002, the last full trading day before the public announcement of the proposed merger, our closing common stock price was $40.19. On December 19, 2002, the most recent practicable date prior to the mailing of this document, our closing common stock price was $47.56.

Opinion of Financial Advisor

In connection with the merger, the board of directors received the opinion of JPMorgan that the merger consideration is fair from a financial point of view to Dianon’s stockholders. This opinion, which is attached as Annex B, sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. We encourage you to read this opinion in its entirety. See “Opinion of Dianon’s Financial Advisor” on page 20.

This opinion is directed to the board of directors of Dianon and is not a recommendation to stockholders with respect to any matter relating to the merger. The opinion speaks only as of its date and JPMorgan is under no obligation to confirm its opinion as of a later date.

Material Federal Income Tax Consequences of the Merger

For United States federal income tax purposes, a stockholder of Dianon who receives $47.50 per share should generally be treated as selling his Dianon common stock in a taxable transaction for cash. See “Material Federal Income Tax Consequences of the Merger” on page 23.

The federal income tax consequences described above may not apply to some holders of Dianon common stock, including some holders specifically referred to in “Material Federal Income Tax Consequences of the Merger”. Your tax consequences will depend upon your own personal situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Regulatory Approvals

Completion of the merger will not occur until receipt of all material regulatory approvals, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See “Regulatory Matters Relating to the Merger” on page 24.

Interests of Certain Persons in the Merger

In considering whether to vote in favor of the adoption of the merger agreement and approval of the merger, you should be aware that a number of Dianon officers and directors may have interests in the merger that may be different from, or in addition to, their interests as Dianon stockholders. These interests include accelerated stock option vesting and benefits under change in control arrangements. See “Interests of Certain Persons in the Merger” on page 28.

Dissenters’ Appraisal Rights

If you do not wish to accept the merger consideration of $47.50 for each share of your Dianon common stock, then, if you:

•	make a written demand for appraisal of your shares prior to the vote at the special meeting,

•	do not vote in favor of the merger,

•	continuously hold your shares of record through the date of the merger, and

•	otherwise comply with the procedures described in “Appraisal Rights of Stockholders,”

you will have the right under Delaware law to seek a judicial appraisal of your shares to determine their “fair value.” A proxy received by Dianon which is properly executed but does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement. For a more detailed discussion of your appraisal rights, see “Appraisal Rights of Stockholders” on page 25.

Conditions to the Completion of the Merger

The completion of the merger depends upon a number of conditions, including the following:

•	adoption of the merger agreement and the approval of the merger by the Dianon stockholders;

•	receipt of all material regulatory approvals;

•	absence of any law or court order prohibiting the merger;

•	material accuracy, as of the closing, of the representations and warranties made by each party in the merger agreement.

See “The Merger Agreement” on page 32.

Non-Solicitation Covenant

We have agreed with LabCorp that we will not solicit, encourage or initiate any “acquisition proposals” (as that term is defined on page 33) from a party other than LabCorp. Nevertheless, our board of directors may, in response to any proposal from a third party that our board of directors determines to be reasonably likely to lead to a “superior proposal” (as that term is defined on page 34), participate in discussions or negotiations regarding such proposal.

Termination of Merger Agreement

LabCorp and Dianon can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if:

•	the merger has not been completed by May 1, 2003;

•	a governmental authority or a court issues an order or takes any other action that permanently prohibits the completion of the merger;

•	Dianon’s stockholders do not approve the merger; or

•
the board of directors of Dianon authorizes Dianon to enter into an agreement with a third party for a transaction that the Dianon board determined is a “superior proposal” (as defined in the merger agreement).

LabCorp may terminate the merger agreement if:

•
Dianon’s board of directors either fails to recommend the merger to its stockholders, changes its recommendation, or fails to call a special meeting of Dianon stockholders to vote on the merger in accordance with the terms of the merger agreement;

•	Dianon’s board of directors approves or recommends a third party’s proposal to engage in any transaction that would result in any of the following:

•
Dianon’s stockholders prior to such transaction cease to own at least 50% of the voting securities of the surviving entity (or the ultimate parent entity thereof) or any person shall beneficially own at least 40% of the ultimate parent entity, or

•	individuals who comprised Dianon’s board of directors prior to such transaction cease to constitute a majority of the board of directors of the ultimate parent entity after such transaction, or

•	a third party acquires 40% or more of the voting stock or assets of Dianon

(each of the foregoing transactions is referred to as a “business combination”).

•
After a “business combination” proposal is made public, Dianon’s board of directors fails to affirm its recommendation of the merger with LabCorp as promptly as practicable but in any event within three business days after being so requested by LabCorp;

•
A third party commences a tender or exchange offer intended to result in a “business combination” and the Dianon board of directors fails to recommend against acceptance of such offer by Dianon stockholders;

•	A third party consummates a tender or exchange offer or other transaction involving Dianon that constitutes a “business combination”; or

•
Dianon breaches any of its representations, warranties or covenants contained in the merger agreement, which breach would result in Dianon’s failure to satisfy one of the closing conditions to the merger, and such breach remains uncured for 30 days after LabCorp gives Dianon written notice of such breach.

Dianon may terminate the merger agreement if:

•
LabCorp breaches any of its representations, warranties or covenants contained in the merger agreement, which breach would result in LabCorp’s failure to satisfy one of the closing conditions to the merger, and such breach remains uncured for 30 days after Dianon gives LabCorp written notice of such breach.

See “The Merger Agreement” on page 32.

Termination Fee

Dianon has agreed to pay LabCorp a termination fee of $13,000,000 and reimburse LabCorp’s expenses up to $1,000,000 if any of the following occurs:

•
LabCorp or Dianon terminates the merger agreement because Dianon’s stockholders do not approve the merger and prior to the Dianon stockholder meeting, any person shall have made or publicly announced an intention to make a proposal for a “business combination” and within twelve months of termination of the merger agreement, Dianon enters into a definitive agreement with any person (other than LabCorp or its affiliates) with respect to a “business combination” or any “business combination” with respect to Dianon is consummated;

•
LabCorp or Dianon terminates the merger agreement because Dianon’s board of directors authorizes Dianon to enter into a definitive agreement with a third party with respect to an acquisition proposal that the Dianon board of directors determines is a “superior proposal”;

•
LabCorp terminates the merger agreement because Dianon breaches any of its representations, warranties, covenants or obligations under the merger agreement, which breach is not cured and would result in a failure by Dianon to satisfy one of the closing conditions to the merger and within twelve months of termination of the merger agreement Dianon enters into a definitive agreement with any person (other than LabCorp or its affiliates) with respect to any “business combination” or any “business combination” with respect to Dianon is consummated; provided, however, that the termination fee shall be paid and expenses shall be reimbursed only if such a “business combination” involves a higher price per share to Dianon’s stockholders than the highest consideration payable by LabCorp under the merger agreement;

•	LabCorp terminates the merger agreement because:

•
Dianon’s board of directors fails to recommend the merger to Dianon’s stockholders, changes its recommendation or fails to call a special meeting of Dianon stockholders to vote on the merger in accordance with the terms of the merger agreement;

•
Dianon’s board of directors approves or recommends a third party’s proposal to engage in a “business combination” with Dianon, or, after a third party “business combination” proposal is made public, Dianon’s board of directors fails to affirm its recommendation of the merger with LabCorp as promptly as practicable but in any event within three business days after being so requested by LabCorp; or

•
A third party commences a tender or exchange offer intended to result in a “business combination” and the Dianon board of directors fails to recommend against acceptance of such offer by Dianon stockholders;

provided that, in each of the three cases above, Dianon must pay to LabCorp $6,500,000 and reimburse one-half of LabCorp’s actual expenses up to $500,000 at the time of such termination and if within twelve months of such termination Dianon enters into a definitive agreement with any person (other than LabCorp or its affiliates) with respect to a “business combination” or any “business combination” with respect to Dianon is consummated, then Dianon must pay to LabCorp not later than one business day after the earlier of the date such agreement is entered into or such “business combination” is consummated an additional $6,500,000 and reimburse LabCorp the remaining one-half of its actual expenses up to a cumulative total of $1 million;

•	LabCorp terminates the merger agreement because a third party consummates a tender offer or exchange offer or other transaction involving Dianon that constitutes a “business combination”.

See “The Merger Agreement” on page 32.

Procedures for Receipt of Merger Consideration

You should NOT send your share certificates to us or to the proxy solicitor now. Shortly after the merger is completed, the exchange agent appointed by LabCorp will send you written instructions explaining how to exchange your Dianon common stock certificates for the merger consideration.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:
Under the terms of the proposed merger agreement with LabCorp, Merger Sub will be merged with and into Dianon with Dianon emerging as the surviving corporation and a wholly-owned subsidiary of LabCorp. After the merger is completed Dianon’s common stock will cease to be traded on the Nasdaq National Market.

Q:	What will I receive if the merger is completed?

A:	You will receive $47.50 in cash for each share of your Dianon common stock and associated preferred stock purchase rights.

Q:	Does the Board of Directors recommend adoption of the merger agreement?

A:	Yes. After careful consideration, your board of directors unanimously recommends that stockholders vote in favor of adoption of the merger agreement and approval of the merger.

Q:	Will I receive any stock as a result of the merger?

A:	No. You will not have any further ownership of Dianon, and you will not receive any LabCorp stock, if the merger is consummated.

Q:	What will happen to Dianon stock options as a result of the merger?

A:
All stock options that are outstanding at the closing of the merger under Dianon’s stock option plans will be assumed by LabCorp and become exercisable for shares of LabCorp common stock. All outstanding Dianon stock options will become fully vested and immediately exercisable upon approval of the merger by Dianon stockholders at the special meeting. As of December 17, 2002 there were 1,449,164 shares of Dianon common stock subject to issuance upon exercise of the options granted under the Dianon stock option plans.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, both companies will continue to operate as independent companies. Dianon may be required to pay a termination fee and reimburse certain expenses to LabCorp if the merger is not completed for certain reasons.

Q:	When do you expect the merger to be completed?

A:
We are working to complete the merger in the first quarter of 2003. However, it is possible that factors outside our control could cause the merger to be completed at a later time. We hope to complete the merger as soon as reasonably practicable. In addition, subject to certain exceptions, either Dianon or LabCorp may terminate the merger agreement if the merger is not completed by May 1, 2003.

Q:	What are the United States federal income tax consequences of the merger?

A:
For United States federal income tax purposes, a stockholder of Dianon who receives $47.50 per share should generally be treated as selling his Dianon common stock in a taxable transaction for cash. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Q:	What is the vote required to adopt the merger agreement and approve the merger?

A:
Under Delaware law and our certificate of incorporation, the standard required to adopt the merger agreement and approve the merger is the affirmative vote of a majority of the outstanding shares of Dianon common stock. This means that the affirmative vote of at least 6,043,268 shares of Dianon common stock is required for adoption of the merger agreement.

Q:	When and where is the special stockholder meeting?

A:	The special meeting of Dianon stockholders will take place on January 17, 2003 at Dianon’s headquarters at 200 Watson Boulevard, Stratford, Connecticut, at 10:00 a.m. local time.

Q:	What do I need to do now?

A:
After you carefully read this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on the proxy card even if you currently plan to attend the special meeting in person.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy;

•	written notice to Dianon’s Secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at the special meeting.

Q:	What happens if I do not return a proxy card?

A:	Failure to return your proxy card will have the same effect as voting against the merger, unless you attend and vote in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the approval of the merger. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the special meeting with a legal, valid proxy from the record holder. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, LabCorp will send you written instructions for exchanging your certificates of Dianon common stock for cash.

Q:	Am I entitled to appraisal rights?

A:
Yes. If you make a written demand for appraisal of your shares prior to the vote at the special meeting, do not vote in favor of the adoption of the merger agreement, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of the Delaware General Corporation Law, you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares in cash, as determined by the Court.

Q:	Who can help me answer my questions about the special meeting or the merger?

A:	If you have questions about the special meeting or the merger, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005

(212) 269-5550 (collect)
(800) 735-3591

RISK FACTORS

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to adopt the merger agreement and approve the merger.

We cannot assure you that the merger will provide you with greater value than if Dianon continues as an independent public company.

Under the merger agreement, the consideration to be received by Dianon stockholders is $47.50 for each share of Dianon common stock. The closing price per share of Dianon common stock on the Nasdaq National Market on November 8, 2002, the last trading day before Dianon entered into the merger agreement with LabCorp, was $40.19. During the 12-month period ending on December 19, 2002, the most recent date prior to the mailing of this proxy statement, the closing price of Dianon common stock varied from a low of $31.20 to a high of $72.05 and ended that period at $47.56. We are unable to predict Dianon’s future prospects and market price. Therefore, we cannot assure you that the merger will provide greater value to you than you would have if Dianon continued as an independent public company.

Failure to complete the merger could have a negative impact on the market price of Dianon common stock.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

The “no solicitation” restrictions and the termination fee and expense reimbursement provisions in the merger agreement may discourage other companies from trying to acquire Dianon.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than LabCorp. In addition, in the merger agreement, we agreed to pay a termination fee to LabCorp and reimburse LabCorp for certain of its expenses in specified circumstances, including circumstances where a third party acquires or seeks to acquire Dianon. These provisions could discourage other parties from trying to acquire Dianon even though those other parties might be willing to offer greater value to Dianon stockholders than LabCorp has offered in the merger agreement.

Our directors and officers have potential conflicts of interest that may have influenced their opinions with respect to the merger.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of Dianon when considering the board’s recommendation of the merger. The directors and officers of Dianon have interests in the merger that are in addition to, or different from, their interests as Dianon stockholders. The Dianon board was aware of these conflicts of interest when it approved the merger. These interests relate to:

•	Rights to accelerated stock option vesting and receipt of certain benefits under change in control agreements; and

•	Rights to directors’ and officers’ insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of Dianon.

See “Interests of Certain Persons in the Merger” on page 28.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Dianon’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Dianon. Forward-looking statements include the information in this document, specifically, regarding:

• projections	• the economy
• efficiencies/cost avoidance	• future economic performance
• cost savings • revenue synergies	• conditions to, and the timetable for, completing the merger
• income and margins	• future acquisitions
• future earnings per share	• management’s plans
• growth	• business portfolios
• economies of scale	• merger and integration-related expenses

These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements contained in this proxy statement.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Dianon’s board of directors is using this proxy statement to solicit proxies from the holders of Dianon common stock for use at the special meeting of Dianon’s stockholders. We are first mailing this proxy statement and accompanying form of proxy to Dianon stockholders on or about December 20, 2002.

Matters Relating to the Meeting

Time and Place:	10:00 a.m. local time, on January 17, 2003, at 200 Watson Boulevard, Stratford, Connecticut 06615.

The Purpose of the Meeting is to:	Vote on a proposal to adopt the merger agreement and approve the merger as described in “The Merger”.

Record Date:	The record date for shares entitled to vote is December 17, 2002.

Outstanding Shares Held on Record Date:	As of December 17, 2002, there were approximately 12,086,534 shares of Dianon common stock outstanding.

Shares Entitled to Vote:	Shares entitled to vote are the shares of Dianon common stock held at the close of business on the record date, December 17, 2002.

Each share of Dianon common stock that you own on the record date entitles you to one vote. Shares held by Dianon in its treasury are not voted.

Quorum Requirement:	A quorum of stockholders is necessary to hold a valid meeting.

The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Dianon common stock entitled to vote at the meeting is a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by Dianon in its treasury do not count toward a quorum.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares Held by Dianon Directors and Executive Officers as of December 17, 2002:	11,411 shares of Dianon common stock, which represent approximately 0.1% of the outstanding shares of Dianon common stock as of the record date.

Vote Necessary to Adopt the Merger Agreement and Approve the Merger

Adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the outstanding shares of Dianon common stock. Abstentions and broker non-votes have the same effect as a vote against the merger.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal or abstain from voting.

How to Vote by Proxy. Mark your proxy, date and sign it, and return it to D.F. King & Co., Inc. in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to DIANON Systems, Inc., 200 Watson Boulevard, Stratford, Connecticut 06615, Attention: David R. Schreiber, Chief Financial Officer.

If you submit your proxy but do not make a specific choice, your proxy will follow the board of directors’ recommendation and vote your shares “FOR” the adoption of the merger agreement and approval of the merger.

Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy;

•	written notice to Dianon’s Secretary before the special meeting that you have revoked your proxy; or

•	voting by ballot at the special meeting.

Voting in Person. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on December 17, 2002, the record date for voting.

Proxy Solicitation. We will pay our own costs of soliciting proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of Dianon in person or by telephone or electronic transmission.

Dianon has hired D.F. King & Co., Inc., to assist it in the distribution and solicitation of proxies. Dianon will pay D.F. King & Co., Inc., a fee of approximately $10,000, plus reasonable expenses for these services.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Do not send in any stock certificates with your proxy cards. LabCorp will mail to you transmittal forms with instructions for surrendering your Dianon stock certificates as soon as practicable after the completion of the merger.

Other Business; Adjournments

Under our bylaws, no other business can come before the special meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We currently do not intend to seek an adjournment of this meeting.

THE MERGER

Background of the Merger

On January 24, 2000, Dianon engaged Lazard, Freres & Co., L.L.C., to advise the board of directors regarding strategic alternatives for the company. As part of this engagement Lazard solicited the interest of a limited number of potential acquirors of Dianon. Included among the parties contacted by Lazard were LabCorp and Quest Diagnostics Incorporated.

In February 2000, LabCorp and Quest each executed a confidentiality agreement with Dianon and were given the opportunity to conduct a due diligence review of Dianon.

On April 20, 2000, LabCorp delivered a letter to Dianon proposing to acquire Dianon at a price in the range of $22.00 to $25.00 per share in cash, subject to certain conditions.

Also on April 20, 2000, Quest delivered a letter to Dianon proposing to acquire Dianon for consideration consisting of a combination of cash and Quest stock at a price in the range of $21.00 to $24.00 per share, subject to certain conditions.

Subsequently, in mid 2000, LabCorp and Quest terminated discussions with Dianon.

Although other indications of interest were also received by Dianon in mid 2000, the Dianon board determined not to proceed with a transaction with any party and terminated all discussions.

On June 28, 2002, after the Department of Health and Human Services released proposed revisions to the Medicare reimbursement policies for 2003, Dianon announced that the revisions, if adopted as proposed, would negatively impact Dianon’s full year 2003 earnings by approximately 10%. After the announcement, Dianon’s stock price dropped from its closing price of $60.05 on June 27, 2002, reaching a 52-week low of $31.20 on July 2, 2002.

On July 2, 2002, Thomas Mac Mahon, Chairman, President and Chief Executive Officer of LabCorp, telephoned Kevin Johnson, Chairman, President and Chief Executive Officer of Dianon, to arrange a meeting to discuss a possible business combination between LabCorp and Dianon.

On July 11, 2002, Dianon verbally engaged JPMorgan to act as financial advisor to Dianon in connection with, among other things, a possible sale of Dianon. JPMorgan’s engagement was subsequently confirmed in a formal engagement letter dated as of July 19, 2002.

On July 19, 2002, Mr. Mac Mahon and Mr. Johnson met in Jackson, New Jersey and discussed the possibility of a business combination between LabCorp and Dianon. Mr. Mac Mahon verbally indicated that LabCorp would like to explore an acquisition of Dianon and raised a possible price range of $42 to $45 per share.

On July 30, 2002, the Dianon board of directors held a meeting immediately following the 2002 annual meeting of Dianon stockholders. During this meeting, Dianon management made a presentation to the board regarding Dianon’s financial results for the second quarter of 2002. Management also presented to the board its views of how Dianon’s business would perform for the remainder of 2002 and its preliminary assessment of Dianon’s prospects for 2003. In particular, management noted that beginning at the end of 2002 and continuing through 2003, Dianon’s prospects would be negatively impacted by the uncertainty surrounding Medicare reimbursement rates and reimbursement coverage, as well as the expected significant increase in Dianon’s medical malpractice insurance premium and deductible levels for 2003 as a result of current conditions in the insurance market for such coverage. At this meeting, the board also discussed LabCorp’s preliminary proposal, particularly in light of management’s assessment of Dianon’s expected future performance. After much discussion, the board authorized Mr. Johnson and Dianon management to explore a possible transaction with LabCorp.

On August 6, 2002, Dianon and LabCorp executed a confidentiality agreement and Dianon sent a preliminary due diligence package to LabCorp.

During late August and early September 2002, Dianon’s management and financial advisor negotiated with LabCorp’s management and financial advisor regarding the price LabCorp would offer to acquire Dianon.

On September 5, 2002, LabCorp submitted a non-binding proposal to acquire Dianon at $47.50 per share pursuant to a merger in which Dianon’s stockholders would receive 50% of the consideration in cash and 50% of the consideration in LabCorp stock. The proposal was subject, among other things, to LabCorp’s completion of a due diligence review of Dianon.

On September 9, 2002, the Dianon board of directors met to consider LabCorp’s non-binding proposal. At the meeting, representatives of JPMorgan gave their preliminary analysis of the financial terms of LabCorp’s proposal. Representatives of JPMorgan explained to the board their views that Dianon’s prospects and the stock market performance of Dianon would likely be negatively impacted by decreased Medicare reimbursement rates and coverage, and increased medical malpractice insurance costs. Based on these factors, the board concluded that it would be in the best interests of Dianon stockholders to authorize Dianon management and JPMorgan to continue their discussions with LabCorp to see if an offer from LabCorp could be obtained that would preserve value for Dianon’s stockholders. The board also considered with its legal and financial advisors whether other potential acquirors should be contacted. Based on the advice of JPMorgan, the board concluded that only a limited number of third parties had the interest and financial ability to acquire Dianon at a valuation that the board could reasonably consider. The board concluded that the most likely acquiror (other than LabCorp) would be Quest. Another possible acquiror considered by the board was Varian Medical. The board then instructed JPMorgan to contact these companies at the appropriate time to invite them to participate in an auction to acquire Dianon.

Between September 23, 2002 and September 27, 2002, Dianon gave LabCorp representatives access to due diligence materials requested by LabCorp and Dianon management made itself available to answer due diligence questions from LabCorp’s representatives. During this time, Dianon’s management team made presentations regarding Dianon’s business to LabCorp’s representatives.

On September 24, 2002, Hogan & Hartson L.L.P., LabCorp’s counsel, delivered a draft merger agreement to Dianon, and its legal counsel, Cadwalader, Wickersham & Taft.

On September 25, 2002, JPMorgan contacted Quest to invite Quest to participate in an auction to acquire Dianon. Quest expressed its interest in acquiring Dianon, but also conveyed to JPMorgan that the proposed timing for a transaction with Dianon conflicted with certain other Quest initiatives. Nevertheless, Quest indicated that it would proceed to evaluate a transaction with Dianon.

On September 30, 2002, Quest delivered a letter to Dianon indicating that it was interested in acquiring Dianon, was prepared to sign a confidentiality agreement and would immediately commence its due diligence review of Dianon. Quest indicated that based solely on publicly available information, it placed an equity value on Dianon of between $56.00 and $62.00 per share. Quest proposed to structure a transaction through a combination of cash and stock in which Dianon shareholders would have the opportunity to receive at least 50% of the consideration in cash. On October 1, 2002, Dianon executed a confidentiality agreement with Quest.

On October 1, 2002, the Dianon board met via teleconference to discuss the status of the negotiations with LabCorp and Quest. After reviewing the non-binding proposals received from LabCorp and Quest with its legal and financial advisors, the board instructed management and its advisors to continue their negotiations to determine if bona fide, unconditional offers could be received from both LabCorp and Quest.

Between October 2, 2002 and October 5, 2002, representatives of Dianon gave Quest’s representatives access to due diligence materials requested by Quest and Dianon management made itself available to answer due diligence questions from Quest’s representatives.

On October 3, 2002, LabCorp announced that it expected that its third quarter revenue and earnings per share would fall short of consensus estimates. Thereafter, LabCorp’s stock price dropped 35% on the first day of trading after the announcement. LabCorp then withdrew its non-binding proposal to acquire Dianon for consideration having a value of $47.50 per share.

Thereafter, Dianon’s financial advisor contacted LabCorp’s financial advisor to adjust the proposal to account for the decrease in LabCorp’s stock price.

Between October 6, 2002 and November 10, 2002, LabCorp conducted a follow-up due diligence review of Dianon. Dianon gave LabCorp representatives access to additional due diligence materials requested by LabCorp and Dianon management made itself available to answer due diligence questions from LabCorp’s representatives.

On October 9, 2002, Dianon’s management made a presentation at the offices of JPMorgan to Quest’s management and financial advisors.

On October 15, 2002, JPMorgan contacted Varian Medical to invite them to submit an offer to acquire Dianon, but Varian Medical declined to participate.

On October 15, 2002, LabCorp delivered a revised merger agreement to Dianon in which LabCorp proposed an all cash transaction but did not specify a purchase price.

On October 16, 2002, Quest delivered a letter to Dianon in which Quest stated that, based on its due diligence efforts to date, it would value Dianon at between $56.00 and $57.00 per share. Quest also said it contemplated offering Dianon’s stockholders a combination of cash and Quest stock. Quest said, however, that it was focused on other initiatives at the time that precluded it from executing a transaction with Dianon at the valuation levels it was indicating. Quest said it would be prepared to move forward and continue discussions with Dianon in the first quarter of 2003.

In light of the concerns of Dianon’s board of directors and management that the future prospects and growth of Dianon could be negatively impacted in 2003 and beyond as a result of, among other things, reduced Medicare reimbursement rates and increased medical malpractice insurance costs, Dianon management, after reviewing Quest’s October 16 letter and consulting with Dianon’s legal and financial advisors, determined to advise Quest in a letter dated October 17, 2002, that Quest’s proposed timing for a transaction with Dianon was inconsistent with Dianon’s needs. In the letter, Dianon also informed Quest that it was in serious negotiations to sell Dianon to a third party and urged Quest to make an offer and move forward with a transaction immediately.

On October 22, 2002, the Dianon board held a meeting during which the board discussed with management Dianon’s future prospects, particularly in light of the uncertainty surrounding 2003 Medicare reimbursement policies and the expected significant increases in medical malpractice insurance costs. The board concluded that these factors, among others, were likely to negatively impact Dianon’s performance in 2003, and would likely drive Dianon’s stock price down. The board was also updated by management and its legal and financial advisors regarding the status of negotiations with LabCorp and Quest. The board instructed management and its legal and financial advisors to continue negotiating with LabCorp, to attempt to increase the price offered by LabCorp and to continue to invite Quest to submit an offer.

Between October 22, 2002 and November 4, 2002, representatives of LabCorp continued their due diligence review of Dianon.

On November 1, 2002, LabCorp advised Dianon through its financial advisors that it would be prepared to acquire Dianon for $47.50 per share in cash. Dianon’s financial advisors then engaged in discussions with LabCorp’s financial advisors to seek to negotiate an increase in the offer price.

During November 3, 2002 and November 4, 2002, Dianon’s management and financial advisors had numerous discussions with LabCorp’s management and financial advisors during which Dianon attempted to negotiate an increase in the offer price. LabCorp and its financial advisors indicated that LabCorp was unwilling to increase its offer price and that LabCorp would withdraw its proposal if Dianon was not willing to pursue a transaction at that price.

On November 4, 2002, the Dianon board of directors met via teleconference and was updated by management and its legal and financial advisors regarding the status of negotiations with LabCorp and Quest. The board considered with its legal and financial advisors the all cash transaction proposed by LabCorp as well as the uncertainty and timing surrounding whether Quest would submit an offer. The board instructed management and its legal and financial advisors to negotiate a definitive merger agreement with LabCorp and to make another effort to invite Quest to submit an unconditional offer.

By letter dated November 6, 2002, Dianon advised Quest that it was negotiating the final details of a transaction in which Dianon would be sold to one of Quest’s competitors in the laboratory industry and that a transaction could be announced in the next several days. In the letter, Dianon again urged Quest to submit an offer to acquire Dianon immediately. In separate conversations, Dianon’s financial advisor also urged Quest and its financial advisor to submit an offer immediately.

By letter dated November 8, 2002, Quest informed Dianon that it was focused on other initiatives that precluded it from being able to execute a transaction with Dianon. In the letter, Quest stated that it would be prepared to have further discussions with Dianon in a month.

On November 8, 2002, counsel for LabCorp and Dianon met at the offices of Cadwalader in New York City to negotiate the final terms of the merger agreement. Negotiation of the merger agreement continued through November 9 and 10.

On November 10, 2002, the Dianon board met to discuss and vote on the proposed merger agreement with LabCorp. JPMorgan presented detailed analysis of the proposed transaction and rendered its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration proposed to be paid to Dianon’s stockholders in the merger was fair, from a financial point of view, to such stockholders. At the meeting, after considering the presentation by JPMorgan and the other factors described below under “Reasons for the Merger,” the board concluded that an executed, all-cash transaction with LabCorp at $47.50 per share that would likely close in early 2003 would be in the best interests of Dianon’s stockholders. The board therefore unanimously approved the proposed merger with LabCorp. Later in the day on November 10, 2002, the LabCorp board of directors met and by unanimous vote of the directors present approved the transaction with Dianon. Following the board meetings on November 10, 2002, Dianon and LabCorp executed and delivered the merger agreement.

Prior to the opening of business on November 11, 2002, LabCorp and Dianon issued a joint press release announcing the signing of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

At its meeting on November 10, 2002, the Dianon board of directors:

•	determined that the merger agreement and the merger with LabCorp are advisable and fair to, and in the best interests of, Dianon and its stockholders;

•	approved the merger agreement with LabCorp;

•	directed that the proposed transaction be submitted for consideration by Dianon stockholders; and

•	recommended that stockholders vote FOR adoption of the merger agreement and approval of the merger.

In the course of reaching its decision to approve the merger agreement, the board of directors consulted with Dianon’s management, as well as its legal counsel and financial advisors, and considered the following material factors:

•
The consideration represents a premium of more than 18% over Dianon’s closing stock price on November 8, 2002, the last trading day before the execution of the merger agreement was announced, and a multiple of 11.5x Dianon’s projected 2002 EBITDA and 25.1x Dianon’s projected 2002 earnings per share.

•
The consideration offered by LabCorp values Dianon at a 94% premium over the last 12 month median EBITDA industry trading multiples and 67% premium over estimated 2002 median EBITDA industry trading multiples, as of the close of the market on November 8, 2002, both of which are significant when compared to precedent transactions.

•	Industry limitations could negatively impact Dianon’s growth prospects as an independent company starting in 2003, including:

•	the uncertainty surrounding Medicare reimbursement rates and reimbursement coverage for various tests performed by Dianon;

•	the expected significant increase in Dianon’s medical malpractice insurance premium and deductible levels for 2003 as a result of current conditions in the insurance market for such coverage; and

•
the industry trend for diagnostic services payors to contract with larger providers of these services and the corresponding limitations on Dianon’s ability to obtain preferred or exclusive contracts with such payors.

•	The recent and historical stock price performance of Dianon common stock, including:

•	the significant decline in Dianon’s stock price in late June following announcement of proposed revisions to the Medicare reimbursement policies for 2003;

•	the fact that Dianon’s stock has traded down relative to the broader market in 2002 and has under-performed its peers in recent months; and

•
the board’s belief that Dianon’s stock price could fall over the next 12-18 months as a result of the uncertainty surrounding Medicare reimbursement and increased medical malpractice insurance premium and deductibles.

•
The board has determined that current market and laboratory industry dynamics are such that there are significant downside risks to Dianon’s stockholders, which risks will increase if stockholders are not able to realize the value of their shares near the peak of Dianon’s trading history. In particular:

•
Dianon may not maintain the growth rate or trading multiples it has experienced over the past 5 years because of uncertainty and concern over Medicare reimbursement rates and increased medical malpractice insurance premium and deductibles; and

•
Dianon would need to successfully complete future acquisitions and realize significant synergies from those acquisitions to maintain its historical growth rate if Dianon remained an independent company, and there are significant risks that suitable acquisitions would not be available and that Dianon might not successfully complete such acquisitions.

•	The board’s belief that Dianon will not have the financial resources to compete effectively in the changing environment in the clinical laboratory testing market, particularly in light of:

•	the intense competition in the clinical laboratory sector of the healthcare industry;

•	the financial resources of competitors;

•	the price pressures imposed by managed care groups, institutions and government agencies; and

•	the technological advances attained by competitors and patents granted to competitors.

•
The current economic and market conditions and trends in the laboratory industry, including the negative impact on laboratory company valuations resulting from a variety of factors, including recent Medicare reimbursement and insurance coverage concerns. In particular:

•	trading multiples for laboratory companies have significantly declined in 2002; and

•	the laboratory industry has underperformed broader market indices since proposed revisions to Medicare reimbursement policies for 2003 were announced in late June of 2002.

•
The negotiations which took place between Dianon and LabCorp with respect to the merger consideration and the belief by the board that the merger consideration was the highest price that LabCorp would agree to pay or that could be obtained at this time from another source.

•
The analyses, presentations and opinion of JPMorgan to the effect that, as of the date of the opinion and subject to the matters set out in its opinion, the merger consideration was fair from a financial point of view to Dianon’s stockholders.

•	That the merger consideration would be all cash as opposed to a combination of cash and stock.

•	The current volatility in the stock market makes valuing a stock component more difficult; and

•	A stock component would expose Dianon’s stockholders to the downside risk of the acquiror’s stock.

•
The uncertainty surrounding Dianon’s negotiations with Quest and the board’s determination that the potential benefit to Dianon’s stockholders of waiting to begin to negotiate with Quest does not outweigh the significant and reasonably foreseeable downside risks to Dianon’s stockholders, in light of the industry conditions described above, if Dianon’s stockholders are not given the opportunity to realize the value contemplated by the merger with LabCorp. In particular:

•	there is no guarantee that Quest will make a bona fide, unconditional offer to acquire Dianon at a price superior to LabCorp’s offer; and

•	the value of Quest’s stock is uncertain and Quest never indicated a willingness or ability to propose an all cash transaction.

•	The terms of the merger agreement, including:

•	the fact that LabCorp’s obligations under the merger agreement are not conditioned on its obtaining financing; and

•
the board’s ability, should Dianon receive a superior third party proposal, to furnish information to and conduct negotiations with a third party and, subject to the termination fee requirements, enter into an agreement relating thereto.

•
The board’s view that the aggregate amount of the termination fee and expense reimbursement obligations, and the circumstances under which such fee and expense reimbursement would be payable to LabCorp pursuant to the merger agreement, are reasonable considering that:

•	LabCorp was only willing to make its proposal on the express condition that Dianon agree to such a termination fee and expense reimbursement upon the terms set forth in the merger agreement; and

•
the board believed that the aggregate amount of the termination fee and the expense reimbursement obligations would not be likely to deter potentially interested third parties (including Quest) from pursuing a strategic transaction with Dianon.

•
The availability of appraisal rights under the Delaware General Corporation Law to stockholders who dissent from the merger, which provides stockholders who dispute the adequacy of the merger consideration with an opportunity to have a court determine the fair value of their shares.

•
The high likelihood that the proposed transaction would be consummated, in light of the fact that there are no unusual requirements or conditions to the merger and LabCorp has the financial resources to consummate the merger expeditiously.

In view of the variety of factors and the amount of information considered, Dianon’s board of directors did not find it practicable to and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Dianon’s board of directors may have given different weights to different factors.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DIANON AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Opinion of Dianon’s Financial Advisor

Pursuant to an engagement letter dated July 19, 2002, Dianon retained JPMorgan as its financial advisor in connection with the proposed merger.

At the meeting of the board of directors of Dianon on November 10, 2002, JPMorgan rendered its oral opinion to the board of directors of Dianon that, as of such date, the consideration to be paid to Dianon’s stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. JPMorgan has confirmed its oral opinion by delivering its written opinions to the board of directors of Dianon, dated November 10, 2002 and the date of this proxy statement, that, as of such dates, the consideration to be paid to Dianon’s stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by Dianon’s board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of JPMorgan dated the date of this proxy statement, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Dianon’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinions are addressed to the board of directors of Dianon, are directed only to the consideration to be paid in the merger and do not constitute a recommendation to any stockholder of Dianon as to how such stockholder should vote at the special meeting of Dianon’s stockholders. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion dated the date of this proxy statement.

In arriving at its opinions, JPMorgan, among other things:

•	reviewed the draft dated November 9, 2002 of the merger agreement which was presented to the Board;

•	in the case of its written opinions, reviewed the merger agreement as executed and delivered;

•	in the case of its written opinion dated the date of this proxy statement, reviewed the draft dated December 20, 2002 of this proxy statement;

•	reviewed certain publicly available business and financial information concerning Dianon and the industry in which it operates;

•
compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of Dianon with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Dianon common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Dianon relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Dianon with respect to certain aspects of the merger, and the past and current business operations of Dianon, the financial condition and future prospects and operations of Dianon, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Dianon or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts prepared or reviewed by Dianon management, JPMorgan assumed that they were reasonably prepared based on management assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan also assumed that the merger and the transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinions upon the advice of counsel.

The projections furnished to JPMorgan for Dianon were prepared by the management of Dianon through the year 2003. Projections from 2004 through 2007 were adjusted by JPMorgan to reflect more moderate growth in revenues and reviewed by Dianon management. Dianon does not publicly disclose internal management projections of the type relied upon by JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinions are based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the respective dates of such opinions. Subsequent developments may affect the written opinion dated the date of this proxy statement, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinions are limited to the fairness, from a financial point of view, of the consideration to be received by Dianon’s common stockholders in the proposed merger, and JPMorgan has expressed no opinion as to the underlying decision by Dianon to engage in the merger in lieu of any alternative transactions. Consequently, JPMorgan assumed that the terms of the proposed merger are the most beneficial terms from Dianon’s perspective that could under the circumstances be negotiated among the parties to such transactions and no opinion as to whether any alternative transaction might produce consideration for Dianon’s stockholders in an amount in excess of that contemplated in the merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinions.

Public Trading Multiples. Using publicly available information including forecasts from Institutional Brokers’ Estimate System (I/B/E/S) and equity research analysts’ estimates, JPMorgan compared selected financial data of Dianon with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be comparable to Dianon. The companies selected by JPMorgan were:

•	Quest Diagnostics, Inc.

•	Laboratory Corporation of America Holdings

•	AmeriPath, Inc.

•	Impath, Inc.

•	LabOne, Inc.

•	Specialty Laboratories, Inc.

The foregoing companies, in the judgment of JPMorgan in consultation with the management of Dianon, were comparable to Dianon for the purposes of this analysis. JPMorgan has advised Dianon that because of the differences in business mix, operations and other characteristics between Dianon and the comparable companies, JPMorgan did not believe that a purely quantitative comparable company analysis would be particularly meaningful in the context of the merger. Rather, JPMorgan has advised Dianon that an appropriate use of the comparable company analysis also requires qualitative judgment concerning differences in the business and operating characteristics between Dianon and the comparable companies that could affect the public trading values of the common stock of the comparable companies, which judgments are incorporated in the opinion of JPMorgan.

This analysis indicated the following implied multiples for the selected companies:

Selected Companies
Enterprise Value as a multiple of:	Mean	Median	High	Low
2002 EBITDA	7.5x	6.8x	9.5x	6.3x
2003 EBITDA	6.5x	6.2x	8.1x	5.6x

Equity Value as a multiple of:
2002 net income	15.7x	14.9x	20.6x	12.1x
2003 net income	13.3x	13.5x	16.2x	10.5x

Using a derived reference range of multiples, JPMorgan calculated the implied valuation range for Dianon by applying the multiples to estimates of Dianon’s 2002 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net income and 2003 EBITDA and net income, in each case based on estimates furnished to JPMorgan by the management of Dianon. Based on such analysis, JPMorgan derived a range of implied per share values of $28 to $40 per share for Dianon’s common stock.

Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions involving companies that JPMorgan, in consultation with Dianon management, deemed comparable to Dianon and calculated the multiples paid in such transactions based on the announced transaction values and EBITDA for such companies. JPMorgan then derived a reference range of multiples based on this analysis. In performing this analysis, JPMorgan reviewed a broad range of precedent transactions in the diagnostic laboratory industry and specifically reviewed the following transactions:

Announcement Date	Acquiror	Target
2/7/02	Quest Diagnostics, Inc.	American Medical Laboratories
4/2/02	Quest Diagnostics, Inc.	Unilab Corporation
5/9/02	Laboratory Corporation of America Holdings	Dynacare, Inc.

This analysis yielded the following implied multiples for the selected transactions:

Selected Transactions
Announced Transaction Value as a multiple of:	Mean	Median	High	Low
Last 12 Months EBITDA	13.7x	14.3x	14.3x	12.4x
Forward 12 months EBITDA	11.5x	11.4x	12.7x	10.4x

JPMorgan applied a range of multiples derived from such analysis to Dianon’s last 12 months EBITDA as of September 30, 2002 obtained from publicly available information, and forward 12 months EBITDA, based on full-year 2003 projections furnished to JPMorgan by the management of Dianon, and arrived at an estimated range of equity values for Dianon’s common stock of between $45 and $58 per share.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Dianon’s common stock. JPMorgan calculated the unlevered free cash flows that Dianon is expected to generate during fiscal years 2002 through 2007 based upon estimates and projections prepared by management of Dianon through the year ended 2003 and upon projections adjusted by JPMorgan and reviewed by management to reflect more moderate growth in revenues from 2004 through 2007. JPMorgan also calculated a range of terminal asset values of Dianon at the end of 2007 by applying a perpetual growth rate ranging from 3.0% to 4.0% of the unlevered free cash flow of Dianon during the final year of the six-year period ending 2007. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.0% to 12.0%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Dianon. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Dianon’s estimated October 31, 2002 excess cash and total debt. Based on the adjusted projections, the discounted cash flow analysis indicated a range of equity values of between $34 and $52 per share of Dianon’s common stock.

In connection with its opinion dated the date of this proxy statement, JPMorgan reviewed the analyses used to render its November 10, 2002 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinions. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Dianon with respect to the merger on the basis of such experience and its familiarity with Dianon.

For services rendered in connection with the merger, Dianon has agreed to pay JPMorgan (i) an engagement fee of $100,000 and (ii) a transaction fee of 0.75% of the transaction value (consideration received by holders of Dianon common stock plus the debt of Dianon). The engagement fee will be credited against the transaction fee. In addition, Dianon has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

JPMorgan and its affiliates maintain banking and other business relationships with Dianon and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Dianon or LabCorp for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Material Federal Income Tax Consequences of the Merger

The following general discussion summarizes the material United States federal income tax consequences of the merger to Dianon stockholders that hold their Dianon common stock as a capital asset. It does not address all aspects of federal income taxation that may be relevant to a holder of Dianon common stock in light of that stockholder’s particular circumstances or to a stockholder subject to special rules, such as:

•	a stockholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	a stockholder that holds its Dianon common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

•	a stockholder that acquired its Dianon common stock pursuant to the exercise of options or otherwise as compensation.

The following discussion is based on the Internal Revenue Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The tax consequences under United States state and local laws and foreign laws are not addressed. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Dianon stockholders’ receipt of cash pursuant to the merger (including pursuant to the exercise of dissenter’s rights of appraisal) will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a Dianon stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s aggregate adjusted tax basis in its Dianon common stock converted into cash in the merger. Gain or loss will be calculated separately for each block of Dianon common stock converted into cash in the merger.

Gain or loss recognized by a Dianon stockholder will be capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period for its shares of Dianon common stock exceeds one year. In general, noncorporate stockholders will be eligible for a reduced U.S. federal income tax rate on long-term capital gains. Stockholders will also be subject to limits on the deductibility of any capital losses that they recognize.

Certain holders of Dianon common stock may be subject to backup withholding at the current rate of 30%. Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Regulatory Matters Relating to the Merger

The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods expire or are terminated. We filed the required information and materials with the Department of Justice and the Federal Trade Commission on November 21, 2002 and are awaiting termination of the applicable waiting period. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period was terminated, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made there is no assurance that we would prevail.

We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Delaware and the filing of applicable notices with state and federal regulatory agencies regarding the transfer of laboratory licenses and related permits.

Appraisal Rights of Stockholders

If the merger is consummated, stockholders who do not vote “FOR” the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law (“Section 262”), will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in accordance with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court. A proxy returned to us that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

Under Section 262, not less than 20 calendar days prior to the special meeting, we must notify each of the holders of Dianon stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This proxy statement constitutes such notice to the holders of record of Dianon common stock.

The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Annex C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. Stockholders should read carefully the full text of Section 262 because failure to follow any Section 262 procedure may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should carefully review Section 262 before electing or attempting to exercise appraisal rights.

Holders of record of shares of common stock who desire to exercise appraisal rights must not vote in favor of the merger or consent to the merger in writing (including by returning a signed proxy card without indicating any voting instructions as to the proposal) and must deliver a separate written demand for appraisal of such shares to us prior to the taking of the vote on the merger agreement. A holder of shares of common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of common stock.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

A record holder, such as a broker, who holds shares of common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

Any holder of record of common stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be addressed to DIANON Systems, Inc., 200 Watson Boulevard, Stratford, Connecticut, 06615, Attention: Secretary.

If the merger agreement is adopted, then within 10 days after the effective date of the merger, the surviving corporation will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, approval of the surviving corporation will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

Within 120 days after the effective date of the merger, in compliance with Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and the surviving corporation each has the right to file in the Delaware Court of Chancery a petition, with a copy served on the surviving corporation in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest.

Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to the surviving corporation, to receive from the surviving corporation a statement setting forth:

•	the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been received, and

•	the aggregate number of dissenting stockholders.

Such statement must be mailed within ten days after a written request for such statement has been received by the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of common stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air” price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which “throw any light on future prospects of the merged corporation.”

The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value” but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement.

The Delaware court may also:

•	determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares,

•	determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys’ and expert witnesses’ fees), and

•
upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendations of Dianon’s board of directors with respect to the merger, stockholders should be aware that some officers of Dianon, including two officers who are also directors, have interests in the merger that may be different from, or in addition to, the interests of stockholders of Dianon. The board of directors of Dianon was aware of these interests and considered them, among other matters, in making their recommendation.

Employment and Severance Agreements with Executive Officers

Dianon entered into an employment agreement with Kevin C. Johnson on May 2, 1996. The agreement provides for Mr. Johnson to serve as President of Dianon at an initial base salary of $275,000 per annum, the grant of options to purchase 200,000 shares of common stock with a 10-year term and an exercise price of $5.69, stock grants of 15,000 shares of common stock on January 2, 1997 and 15,000 additional shares on January 2, 1998, a signing bonus of $50,000 and a loan of $150,000. The loan carries an interest rate of 6.6%, payable annually, and is repayable upon termination of Mr. Johnson’s employment with Dianon. If Mr. Johnson continues to be employed with Dianon, the loan principal will be forgiven at the rate of $2,500 per completed month of employment from January 31, 1998 through December 31, 2002. This agreement provides that in the event of a termination of Mr. Johnson’s employment other than for “Cause,” as defined in the agreement, he is entitled to receive one year’s salary and other benefits. Subject to the foregoing, this agreement is subject to termination at will by either party.

Dianon entered into an employment agreement with David R. Schreiber on September 30, 1996 as the Chief Financial Officer and Senior Vice President, Finance. The agreement provides for an initial base salary of $190,000 per annum, the grant of options to purchase 50,000 shares of common stock with a 10-year term and an exercise price of $6.625, a signing bonus of $80,000 and a stock grant of 7,500 shares of common stock on April 1, 1997. This agreement provides that in the event of a termination of Mr. Schreiber’s employment other than for “Cause,” as defined in the agreement, he is entitled to receive one year’s salary (and certain other benefits) if such termination occurs six months after Dianon is acquired by another business entity, or six month’s salary (and certain other benefits) if such termination occurs after such period. Subject to the foregoing, this agreement is subject to termination at will by either party.

Dianon entered into an employment agreement with Steven T. Clayton on November 18, 1996 as Vice President, Information Services of Dianon. The agreement provides for an initial base salary of $120,000 per annum, a signing bonus of $14,000 and the grant of options to purchase 15,000 shares of common stock with a 10-year term and an exercise price of $7.875.

Dianon entered into an employment agreement with Thomas L. Kossl on November 26, 2001 as Senior Vice President, Chief Counsel and Chief Compliance Officer. The agreement provides for a base salary of $220,000, an incentive bonus targeted at 30% of base salary and the grant of options to purchase 40,000 shares of common stock at the fair market value. The agreement also provides that Dianon will provide a furnished apartment near Dianon’s headquarters for the term of the agreement. The agreement is subject to termination at will by Mr. Kossl or termination by Dianon with six months’ written notice.

Change in Control Agreements with Executive Officers

Dianon entered into an agreement with Kevin C. Johnson on April 24, 2000, which provides that following a “Change in Control” of Dianon, as defined in the agreement, if Mr. Johnson’s employment is terminated other than for “Cause,” as defined in the agreement, he is entitled to receive three years salary, bonus and certain other benefits, including a gross up payment for any excise taxes paid by Mr. Johnson in connection with “Change in Control,” if such termination occurs within two years of the change in control. This agreement supercedes any prior “Change in Control” agreements with Mr. Johnson.

Dianon entered into an agreement with David R. Schreiber on April 24, 2000, which provides that following a “Change in Control” of Dianon, as defined in the agreement, if Mr. Schreiber’s employment is terminated other than for “Cause,” as defined in the agreement, he is entitled to receive three years salary, bonus and certain other benefits, including a gross up payment for any excise taxes paid by Mr. Schreiber in connection with “Change in Control,” if such termination occurs within two years of the change in control. This agreement supercedes any prior “Change in Control” agreements with Mr. Schreiber.

Dianon entered into an agreement with Christopher J. Rausch on April 24, 2000 (as amended on August 1, 2001), which provides that following a “Change in Control” of Dianon, as defined in the agreement, if Mr. Rausch’s employment is terminated other than for “Cause,” as defined in the agreement, he is entitled to receive 100% of his annual salary, bonus and other benefits, including the value of annual stock option grants, if such termination occurs within 12 months of the change in control.

On August 1, 2001, Dianon entered into agreements with each of Steven T. Clayton, Martin J. Stefanelli and Valerie B. Palmieri, which provide that following a “Change of Control” of Dianon, as defined in the agreements, if the employee’s employment is terminated other than for “Cause,” as defined in the agreements, the employee is entitled to receive 100% of his or her annual salary, bonus and other benefits, including the value of annual stock option grants, if such termination occurs within 12 months of the change in control.

On January 7, 2002, Dianon entered into an agreement with Thomas L. Kossl, which provides that following a “Change in Control” of Dianon, as defined in the agreement, if Mr. Kossl’s employment is terminated other than for “Cause,” as defined in the agreement, he is entitled to receive 100% of his annual salary, bonus and other benefits, including the value of annual stock option grants, if such termination occurs within 12 months of the change in control.

For Messrs. Johnson and Schreiber a “change in control” will take place upon stockholder vote adopting the merger agreement. The transactions contemplated by the merger agreement will constitute a “change in control” for the remaining executive officers of Dianon.

Equity-Based Awards. Pursuant to the terms of Dianon’s equity-based compensation plans, all unvested options to purchase Dianon stock held by Dianon’s employees, including executive officers, will become vested and exercisable upon approval of the merger with LabCorp by the Dianon stockholders at the special meeting.

As of December 17, 2002, the number of unvested options held by executive officers of Dianon that will become vested in this manner is as follows:

Dianon Executive Officers	Number of Unvested Options	Weighted Avg. Exercise Price
Kevin C. Johnson	79,000	$39.36
David R. Schreiber	56,000	$39.33
Steven T. Clayton	44,000	$43.21
Martin J. Stefanelli	56,000	$39.33
Valerie B. Palmieri	60,000	$41.22
Steven Gersen	21,500	$39.33
Christopher Rausch	34,500	$36.86
Thomas L. Kossl	32,000	$43.85
Todd Homan	16,600	$35.52

All Dianon executive officers as a group (9 persons)	399,600	$40.04

Directors’ And Officers’ Indemnification and Insurance

LabCorp has agreed that it will indemnify all past and present directors, officers and employees of Dianon against any costs, claims, losses, damages, liabilities or expenses (including attorney’s fees) incurred in connection with any claim, suit, investigation or proceeding (whether civil, criminal or administrative). In addition, LabCorp will cause the surviving corporation in the merger to maintain in its certificate of incorporation and by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees.

LabCorp is also obligated, for six years after the merger, to maintain in effect Dianon’s current directors’ and officers’ liability insurance (but the annual premiums for such insurance may not exceed 200% of the last annual premium paid for Dianon’s directors’ and officers’ liability insurance prior to November 10, 2002) covering acts or omissions occurring prior to the effective time of the merger.

OWNERSHIP OF VOTING STOCK BY MANAGEMENT

The following table gives information concerning the beneficial ownership of Dianon’s common stock as of December 17, 2002, by each director, the chief executive officer and each of Dianon’s four most highly compensated executive officers, and all directors and executive officers of Dianon as a group.

Beneficial Owners	Total Shares Beneficially Owned(1)(2)	Direct Ownership	Right to Acquire(3)	Percent of Class(4)
Steven T. Clayton	11,000	0	11,000	*	(5)
Bruce K. Crowther	15,421	2,383	13,038	*	(5)
John P. Davis	111,919	4,000	107,919	*	(5)
E. Timothy Geary	16,942	2,829	14,113	*	(5)
Kevin C. Johnson	118,364	1,364	117,000	*	(5)
Valerie B. Palmieri	20,252	52	20,200	*	(5)
David R. Schreiber	14,000	0	14,000	*	(5)
Jeffrey L. Sklar, M.D., Ph.D.	31,208	773	30,435	*	(5)
Martin J. Stefanelli	35,200	0	35,200	*	(5)

All current directors and executive officers as a group (13 persons)	397,916	11,411	386,505	3.1%

(1)
The information as to beneficial ownership is based on statements furnished to Dianon by its executive officers and directors. Each executive officer and director has sole voting and sole investment power with respect to his respective shares listed above.

(2)	Includes shares listed under the captions “Direct Ownership” and “Right to Acquire,” as well as shares held in Dianon’s 401(k) Retirement Plan which are beneficially owned by the named individuals.
(3)	Individuals have the right to acquire these shares within 60 days of December 17, 2002, by the exercise of stock options or through purchases under Dianon’s Employee Stock Purchase Plan.
(4)
For the purposes of this table, “Percent of Class” held by each individual has been calculated based on a total class equal to the sum of (i) 12,086,534 shares of common stock issued and outstanding on December 17, 2002 plus (ii) for such individual the number of shares of common stock subject to stock options presently exercisable, or exercisable within 60 days after December 17, 2002, held by that individual, and which percent is rounded to the nearest whole number.

(5)	Owns less than 1% of the outstanding Common Stock.

OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only person who, to the best knowledge of Dianon, beneficially owned more than five percent of the common stock of Dianon as of December 17, 2002. Unless otherwise indicated below, the person included in the table has sole voting and investment power with respect to all shares included therein.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Blum Capital Partners, L.P.	1,543,300	12.8%
	909 Montgomery Street, Suite 400
	San Francisco, CA 94133

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this proxy statement and incorporated by reference. All stockholders of Dianon are urged to read the merger agreement carefully and in its entirety.

General

Under the merger agreement, a wholly-owned subsidiary of LabCorp will merge with and into Dianon, with Dianon continuing as the surviving corporation and a wholly-owned subsidiary of LabCorp. Each share of Dianon common stock and associated preferred stock purchase rights will be converted into the right to receive $47.50 in cash.

Closing Matters

Closing. Unless the parties agree otherwise, the closing of the merger will take place two business days after all closing conditions have been satisfied or waived, unless another time or date is agreed to in writing by the parties. See “The Merger Agreement—Conditions” below for a more complete description of the conditions that must be satisfied prior to closing.

Effective Time. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Dianon will file a certificate of merger in such form as is required by and executed in accordance with the relevant provisions of the Delaware General Corporation Law and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State or at such later time as may be stated in the certificate of merger.

Consideration to be Received in the Merger

The merger agreement provides that each share of Dianon common stock issued and outstanding immediately prior to the effective time of the merger, together with the associated rights issued under the Dianon stockholder rights plan, will be converted into, and become exchangeable for the right to receive, $47.50 in cash.

In addition, any shares of Dianon common stock owned by LabCorp, held by Dianon as treasury stock or owned by any of their respective subsidiaries will be automatically canceled, and will not be exchanged for any consideration.

Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option or right to purchase shares of Dianon common stock granted under the Dianon stock plans will be assumed by LabCorp and converted into an option to purchase shares of LabCorp common stock under the same terms and conditions as were applicable to the options granted under the Dianon stock plans.

Each Dianon stock option outstanding immediately prior to the Effective Time shall be converted into an option to acquire that number of shares of LabCorp common stock determined by multiplying the number of shares of Dianon common stock subject to such Dianon stock option by the “conversion ratio.” The exercise price of each converted option shall be adjusted to a price per share equal to the per share exercise price specified in such Dianon stock option divided by the “conversion ratio” (rounded up to nearest whole cent).

The term “conversion ratio” means $47.50 divided by the average of the closing price per share of LabCorp common stock on the New York Stock Exchange for the five consecutive trading days ending on and including the trading day immediately prior to the day of the effective time of the merger.

To the extent permitted by law, LabCorp will comply with the terms of the Dianon stock plans and will take reasonable steps to ensure that the stock options which qualified as incentive stock options prior to the completion of the merger continue to qualify as incentive stock options of LabCorp after the merger.

For a further discussion of the treatment of Dianon stock options and other employee benefit plans under the merger agreement, see “The Merger Agreement—Covenants” and “Interests of Certain Persons in the Merger”.

Exchange of Certificates in the Merger

Before the closing of the merger, LabCorp will appoint an exchange agent to handle the exchange of Dianon stock certificates for the payment of cash. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Dianon stock certificates for the payment of cash, to each former Dianon stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering Dianon stock certificates. You should not return certificates with the enclosed proxy card.

Dianon stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive $47.50 in cash per share of Dianon common stock.

Covenants

Dianon has undertaken certain covenants in the merger agreement concerning the conduct of its business between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

No Solicitation. Dianon has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of Dianon or its subsidiaries shall (and Dianon shall cause its employees, agents and representatives not to), directly or indirectly:

•
initiate, solicit, encourage or take any other action to facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party “acquisition proposal” of the type described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or accept or implement any acquisition proposal.

However, Dianon is permitted, as is contemplated under the federal securities laws, to take and disclose to its stockholders its position with respect to any acquisition proposal.

In addition, prior to the time at which Dianon’s stockholders approve the merger with LabCorp, Dianon may, in response to an acquisition proposal received subsequent to the date of this merger agreement and which did not result from a breach of the “no-solicitation” provisions and which Dianon board of directors determines is reasonably likely to result in a “superior proposal”, and subject to providing prior written notice of its decision to take such action to LabCorp, furnish information with respect to Dianon to any person making such acquisition proposal pursuant to a customary confidentiality agreement which is (i) no less favorable to Dianon and (ii) no less restrictive on the person requesting such information than those contained in LabCorp’s confidentiality agreement, and participate in discussions or negotiations regarding such acquisition proposal.

An “acquisition proposal” means any inquiry, proposal or offer from any person other than LabCorp relating to any direct or indirect acquisition or purchase of more than 10% of the total assets of Dianon, or any shares of any class or series of equity securities of Dianon constituting more than 10% of the outstanding shares of Dianon common stock, any tender offer or exchange offer involving more than 10% of the outstanding shares of Dianon common stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dianon, other than the transactions contemplated by this merger agreement.

A “superior proposal” means any written proposal not solicited in breach of the “no-solicitation” provisions of the merger agreement by Dianon made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of Dianon common stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Dianon, and otherwise on terms which a majority of the members of the board of directors of Dianon determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable to Dianon’s stockholders, from a financial point of view, than the merger with LabCorp. In reaching such good faith determination, the board of directors of Dianon shall give significant consideration to whether any such third party proposal includes definitive financing and is reasonably capable of being consummated.

Dianon Board of Directors’ Covenant to Recommend. Dianon’s board recommends that its stockholders approve the transaction and will not withdraw or modify its recommendation. However, prior to the approval of the merger with LabCorp by Dianon’s stockholders, in response to a superior proposal which did not result from a breach of the no-solicitation provisions, Dianon’s board may, after receiving advice of its outside counsel and financial advisors and subject to payment of the termination fee and expenses (See “The Merger Agreement—Termination Fee” for a discussion of the termination fee), (i) withdraw or modify its recommendation or (ii) approve or recommend a superior proposal or authorize Dianon to enter into a definitive written agreement with respect to a superior proposal.

Dianon is obligated to notify LabCorp within 48 hours prior to any change in recommendation or approval of another transaction by Dianon’s board. Dianon may enter into a binding agreement for another transaction after the third business day following LabCorp’s receipt of such written notification, but only if LabCorp has not made an offer within two business days of Dianon’s notification that the Dianon board determines is at least as favorable to the stockholders of Dianon as the superior proposal.

Operations of Dianon Pending Closing. Dianon has undertaken a separate covenant that places restrictions on ourselves and our subsidiaries until the effective time of the merger. In general, we and our subsidiaries are required to conduct ourselves in the ordinary course of business and to use reasonable efforts to preserve intact our present lines of business and relationships with third parties.

In addition to this covenant, we have certain other interim covenants, including:

•	a requirement that Dianon may not pay or declare any dividends or change the share capital of the company;

•	restrictions with respect to the issuance of securities and options;

•	a requirement that Dianon will not amend its governing documents;

•	restrictions with respect to acquisitions, dispositions, investments, or indebtedness;

•	restrictions with respect to entering or amending any material contracts;

•	restrictions with respect to capital expenditures and capital leases;

•	a requirement that Dianon will not increase the compensation of any directors, executive officers or employees, other than in the ordinary course;

•	a requirement that Dianon will not change its accounting methods or make material tax elections;

•	a requirement that Dianon will not pay or discharge any claims or liabilities, or waive any benefits of or fail to enforce any agreement;

•	restrictions on transfer or license of any intellectual property;

•	a requirement that Dianon will not initiate any litigation unless consented to by LabCorp, which consent shall not be unreasonably withheld;

•	a requirement that Dianon will not adopt any new shareholder rights plans;

•	restrictions on entering into employment agreements with officers, other than in the ordinary course consistent with past practice;

•	restrictions on mortgaging, pledging or encumbering Dianon’s assets and properties;

•	a requirement that Dianon will not settle or compromise any material action, suit or claim unless consented to by LabCorp, which consent will not be unreasonably withheld; and

•	a requirement that Dianon will not and will not permit any of its subsidiaries to commit or authorize any of the actions listed above.

Reasonable Efforts Covenant. Dianon and LabCorp have agreed to use their reasonable best efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

Employee Matters.

•
After the effective time of the merger, LabCorp will cause the surviving company to honor all contracts, agreements, arrangements, policies, plans and commitments of Dianon, in accordance with their terms, as in effect immediately prior to the effective time of the merger. However, LabCorp is not required to continue any particular plan or arrangement, and may amend, modify or terminate any plan or arrangement in accordance with its terms.

•
With respect to benefit plans of LabCorp or the surviving corporation in which continuing employees of Dianon become eligible to participate on or after the effective time of the merger, under certain circumstances, LabCorp will waive any pre-existing condition exclusions and deductibles and recognize service accrued prior to the effective time of the merger.

Other Covenants and Agreements

Meeting of Stockholders. The merger agreement contains a covenant that Dianon will convene a meeting of its stockholders to consider and vote upon the merger and related transactions as soon as reasonably practicable and that the Dianon board of directors will recommend adoption of the merger agreement and all related transactions by the stockholders. However, if the Dianon board changes its recommendation and/or the merger agreement is terminated, the merger agreement need not be submitted to a vote of Dianon’s stockholders.

Insurance and Indemnification. LabCorp has agreed that it will indemnify all past and present directors, officers and employees of Dianon against any costs, claims, losses, damages, liabilities or expenses (including attorney’s fees) incurred in connection with any claim, suit, investigation or proceeding (whether civil, criminal or administrative). In addition, LabCorp will cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees. LabCorp is also obligated, for six years after the merger, to maintain in effect Dianon’s current directors’ and officers’ liability insurance (but the annual premiums for such insurance may not exceed 200% of the last annual premium paid prior to the date of the merger agreement) covering acts or omissions occurring prior to the effective time of the merger.

S-8 Registration Statement. LabCorp will, as soon as practicable after the effective time of the merger, prepare and file with the SEC a registration statement on Form S-8 registering the LabCorp common stock issuable upon exercise of the Dianon stock options which will be converted into options to purchase LabCorp common stock.

Expenses. LabCorp and Dianon have each agreed to pay their own costs and expenses incurred in connection with the merger and the merger agreement, subject to termination of the merger agreement. See “The Merger Agreement—Termination Fees”.

Other Covenants. The merger agreement contains covenants relating to the cooperation between Dianon and LabCorp in the preparation of this proxy statement and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information.

Representations and Warranties

The merger agreement contains representations and warranties of Dianon as to, among other things:

•	due organization, good standing and power of Dianon and its subsidiaries;

•	capital structure of Dianon and its subsidiaries;

•	authority to enter into the merger agreement;

•	no conflicts; required filings and consents;

•	timely filing of company reports and financial statements;

•	absence of material adverse changes or events;

•	disclosure of material contracts;

•	disclosure of real property;

•	disclosure of environmental matters;

•	disclosure of litigation;

•	compliance with permits; compliance with laws;

•	good title or valid license to intellectual property;

•	taxes;

•	employment and benefit matters;

•	related party transactions;

•	disclosure of insurance;

•	brokers or finders;

•	disclosure of all relevant documents and information;

•	absence of violation;

•	disclosure of customers;

•	takeover statutes and rights plan; and

•	opinion of financial advisor.

Conditions

The respective obligations of LabCorp and Dianon to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include:

•	the adoption of the merger agreement and approval of the merger by Dianon stockholders;

•
the receipt of all governmental and regulatory consents, approvals and authorizations necessary for the merger unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on LabCorp, Dianon and their respective subsidiaries;

•
that there not be pending or threatened any suit, action or proceeding by any governmental entity, or any law or statute challenging, restraining enjoining or otherwise prohibiting the consummation of the merger;

•
that the representations and warranties of the other party contained in the merger agreement are true and correct in all material respects on the closing date of the merger as if they were made on that date, unless they were by their express provisions made as of another particular date, in which case the statement must be true and correct in all material respects as of that date and that failure to be so true and correct has not nor is reasonably likely to have a material adverse effect on Dianon;

•	that each party has performed or complied in all material respects with its obligations and covenants contained in the merger agreement; and

•	the receipt of a certificate from each party’s Chairman, President or an Executive Vice-President certifying that the conditions listed above have been satisfied.

Termination of Merger Agreement

LabCorp and Dianon can mutually agree to terminate the merger agreement without completing the merger, and either party can terminate the merger agreement if:

•	the merger has not been completed by May 1, 2003;

•	a governmental authority or a court issues an order or takes any other action that permanently prohibits the completion of the merger;

•	Dianon’s stockholders do not approve the merger; or

•	the board of directors of Dianon authorizes Dianon to enter into an agreement with a third party for a transaction that the Dianon board determined is a superior proposal.

LabCorp may terminate the merger agreement if:

•
Dianon’s board of directors either fails to recommend the merger to its stockholders, changes its recommendation, or fails to call a special meeting of Dianon stockholders to vote on the merger in accordance with the terms of the merger agreement;

•
Dianon’s board of directors approves or recommends a third party’s proposal to engage in a “business combination” with Dianon, or, after a third party business combination proposal is made public, Dianon’s board of directors fails to affirm its recommendation of the merger with LabCorp as promptly as practicable but in any event within three business days after being so requested by LabCorp;

•
A third party commences a tender or exchange offer intended to result in a business combination and the Dianon board of directors fails to recommend against acceptance of such offer by Dianon stockholders;

•	A third party consummates a tender or exchange offer or other transaction involving Dianon that constitutes a business combination; or

•
Dianon breaches any of its representations, warranties or covenants contained in the merger agreement, which breach would result in Dianon’s failure to satisfy one of the closing conditions to the merger, and such breach remains uncured for 30 days after LabCorp gives Dianon written notice of such breach.

Dianon may terminate the merger agreement if:

•
LabCorp breaches any of its representations, warranties or covenants contained in the merger agreement, which breach would result in LabCorp’s failure to satisfy one of the closing conditions to the merger, and such breach remains uncured for 30 days after Dianon gives LabCorp written notice of such breach.

Termination Fee

Dianon has agreed to pay LabCorp a termination fee of $13,000,000 and reimburse LabCorp’s expenses up to $1,000,000 if any of the following occurs:

•
LabCorp or Dianon terminates the merger agreement because Dianon’s stockholders do not approve the merger and prior to the Dianon stockholder meeting, any person shall have made or publicly announced an intention to make a proposal for a business combination and within twelve months of termination of the merger agreement, Dianon enters into a definitive agreement with any person (other than LabCorp or its affiliates) with respect to a business combination or any business combination with respect to Dianon is consummated;

•
LabCorp or Dianon terminates the merger agreement because Dianon’s board of directors authorizes Dianon to enter into a definitive agreement with a third party with respect to an acquisition proposal that the Dianon board of directors determines is a superior proposal;

•
LabCorp terminates the merger agreement because Dianon breaches any of its representations, warranties, covenants or obligations under the merger agreement, which breach is not cured and would result in a failure by Dianon to satisfy one of the closing conditions to the merger and within twelve months of termination of the merger agreement Dianon enters into a definitive agreement with any person (other than LabCorp or its affiliates) with respect to any business combination or any business combination with respect to Dianon is consummated; provided, however, that the termination fee shall be paid and expenses shall be reimbursed only if such a business combination involves a higher price per share to Dianon’s stockholders than the highest consideration payable by LabCorp under the merger agreement;

•	LabCorp terminates the merger agreement because:

•
Dianon’s board of directors fails to recommend the merger to Dianon’s stockholders, changes its recommendation or fails to call a special meeting of Dianon stockholders to vote on the merger in accordance with the terms of the merger agreement;

•
Dianon’s board of directors approves or recommends a third party’s proposal to engage in a business combination with Dianon, or, after a third party business combination proposal is made public, Dianon’s board of directors fails to affirm its recommendation of the merger with LabCorp as promptly as practicable but in any event within three business days after being so requested by LabCorp; or

•
A third party commences a tender or exchange offer intended to result in a business combination and the Dianon board of directors fails to recommend against acceptance of such offer by Dianon stockholders;

provided that, in each of the three cases above, Dianon must pay to LabCorp $6,500,000 and reimburse one-half of LabCorp’s actual expenses up to $500,000 at the time of such termination and if within twelve months of such termination Dianon enters into a definitive agreement with any person (other than LabCorp or its affiliates) with respect to a business combination or any business combination with respect to Dianon is consummated, then Dianon must pay to LabCorp not later than one business day after the earlier of the date such agreement is entered into or such business combination is consummated an additional $6,500,000 and reimburse LabCorp the remaining one-half of its actual expenses up to a cumulative total of $1,000,000;

•	LabCorp terminates the merger agreement because a third party consummates a tender offer or exchange offer or other transaction involving Dianon that constitutes a business combination.

A “business combination” means a transaction with a party other than LabCorp involving (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving such party as a result of which either (A) Dianon’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of Dianon prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of Dianon, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a person of beneficial ownership of 40% or more of the common stock of Dianon whether by merger, consolidation, share exchange, business combination, tender of exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which Dianon’s stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such person).

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time, with agreement of the board of directors of each company. All amendments to the merger agreement must be in writing signed by each party. Prior to the effective time of the merger either party may extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

Future Dianon Stockholder Proposals

Proposals of stockholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, at the 2003 Annual Meeting of Stockholders of Dianon, which is currently scheduled to be held on July 30, 2003, must be received by Dianon at Dianon’s principal executive offices by March 3, 2003, if they are to be included in Dianon’s proxy statement and proxy relating to such meeting. Dianon’s by-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the by-laws, between April 1, 2003 and May 1, 2003.

Under Dianon’s bylaws, no other business can come before the special meeting.

Where You Can Find More Information

Dianon files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices located at 233 Broadway, New York, New York 10279; 801 Brickell Ave., Suite 1800, Miami, Florida 33131; 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 or 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036-3648. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

You can also inspect reports, proxy statements and other information about Dianon at the offices of the National Association of Securities Dealers, 1735 K Street, Washington, D.C. 20006.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR DIANON THAT DIFFERS FROM OR ADDS TO

THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS DIANON HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

With respect to the information contained in this document, Dianon has supplied the information concerning Dianon, and LabCorp has supplied the information concerning LabCorp.

Annex A

AGREEMENT AND PLAN OF MERGER

BETWEEN

LABORATORY CORPORATION OF AMERICA HOLDINGS

DAVINCI DEVELOPMENT, INC.

AND

DIANON SYSTEMS, INC.

Dated as of November 10, 2002

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 10, 2002 by and between LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (“Parent”), DAVINCI DEVELOPMENT, INC., a Delaware corporation (“Merger Sub”) and DIANON SYSTEMS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent, Merger Sub and the Company and their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1     General.

(a)  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving company (the “Surviving Company”) and shall continue its legal existence under the laws of the State of Delaware.

(b)  The Merger shall become effective at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”).

(c)  The closing of the Merger (the “Closing”) shall take place at the offices of Hogan & Hartson, L.L.P., 111 S. Calvert Street, Baltimore, Maryland 21202 at 10:00 A.M., subject to the satisfaction or waiver of the conditions set forth in Article VI, two Business Days after the date on which the last of the conditions set forth in Sections 6.1(a) and 6.1(b) shall have been satisfied or waived, or on such other date, time and place as the Company, Parent and Merger Sub may mutually agree (the “Closing Date”).

(d)  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 1.2     Certificate of Incorporation.

The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so that Article FOURTH of the Certificate of Incorporation shall be amended to read in its entirety as follows: “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock par value $.01 per share.” As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Company, until thereafter changed or amended as provided therein and by applicable law.

SECTION 1.3     The By-Laws.

The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted as the By-laws of the Surviving Company, until thereafter changed or amended as provided therein and by applicable law.

SECTION 1.4     Board of Directors and Officers.

From and after the Effective Time, the Board of Directors and Officers of Merger Sub at the Effective Time shall continue as the Board of Directors and Officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Company until his or her respective successors are duly elected or appointed and qualified.

SECTION 1.5    Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”):

(a)  Each issued and outstanding share of Merger Sub capital stock immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Company;

(b)  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub or Parent shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)  At the Effective Time, each then issued and outstanding share of Company Common Stock together with associated Company Rights (as defined in Section 2.3) (other than shares to be cancelled in accordance with Section 1.5(b)) shall be converted into, and become exchangeable for the right to receive consideration consisting of $47.50 in cash (the “Merger Consideration”).

SECTION 1.6    Adjustments to Prevent Dilution.

In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Company Common Stock, any change or conversion of Company Common Stock into other securities or any other dividend or distribution with respect to the Company Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration, and thereafter all references to the Merger Consideration shall be deemed to be to such Merger Consideration as so adjusted.

SECTION 1.7    Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

(a)  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock the aggregate Merger Consideration (such cash is referred to herein as the “Exchange Fund”).

(b)  As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Common Stock (the “Certificates”) which shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificates so surrendered shall then be cancelled. Subject to Section 1.7(c) and Section 1.8, until surrendered as contemplated by this Section 1.7(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the Merger Consideration.

(c)  If the Merger Consideration is to be paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent. All amounts in respect of taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign tax law, as applicable.

(d)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of Parent may impose, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration as determined under Section 1.5(c) in respect of such Certificate.

(e)  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

SECTION 1.8    Return of Exchange Fund.

Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Date shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Parent for payment of the Merger Consideration

SECTION 1.9    No Further Ownership Rights in Company Common Stock.

The Merger Consideration delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by such Certificate.

SECTION 1.10    Further Assurances.

If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the

Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

SECTION 1.11    Appraisal Rights.

(a)  Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Company Stockholders Meeting (as hereinafter defined) and not withdrawn at or prior to the Company Stockholders Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to appraisal of and payment for his or her Company Common Stock under such Section 262, at which time his or her Company Common Stock shall be treated in accordance with Section 1.11(b) below. All such Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger, except any such Company Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost, his or her right to appraisal of and payment for his or her Company Common Stock under such Section 262, are herein called “Dissenting Shares.” The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other instruments served pursuant to Section 262 of the DGCL, and the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of the Parent, settle or offer to settle any such demands. Each holder of Company Common Stock who becomes entitled, pursuant to Section 262 of the DGCL, to payment for his or her Company Common Stock under the provisions of such section shall receive payment therefor from the Surviving Corporation and such Company Common Stock shall be cancelled.

(b)  If prior to the Effective Time any stockholder of the Company shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under Section 262 of the DGCL, the Company Common Stock of such holder shall be treated for purposes of this Article I like any other shares of Company Common Stock. If, after the Effective Time, any holder of Company Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under Section 262 of the DGCL, each Dissenting Share of such holder shall be treated as though such share has been converted into the right to receive the Merger Consideration as provided in this Article I.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 2.1    Organization and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate (or similar) power and authority to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Each of the Company and each of its Subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary or in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries, except as set forth on Schedule 2.1.

SECTION 2.2    Certificate of Incorporation and Bylaws.

The Company has heretofore delivered or made available to Parent a complete and correct copy of the Certificate of Incorporation of the Company and the bylaws of the Company (the “Company Charter Documents”), each as amended to date. Such Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents. The Company has heretofore delivered or made available to Parent a complete and correct copy of each Subsidiaries’ charter and bylaws or equivalent organizational documents, each as amended to and as in effect as of the date hereof.

SECTION 2.3    Capitalization.

(a)  The authorized capital stock of the Company consists of 55,000,000 shares of common stock, $0.01 par value per share, of which 12,059,917 shares are issued and outstanding as of November 6, 2002, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding on the date hereof and 100,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of April 29, 1994, as amended as of October 4, 1995, between the Company and American Stock Transfer and Trust Company (the “Company Rights Agreement”). The Company has not granted any options, warrants or other rights, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company except that as of November 6, 2002, there were 1,475,434 shares reserved for issuance pursuant to the options outstanding under the Company’s 1991 Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2000 Stock Incentive Plan, the 2001 Stock Incentive Plan, the 2002 Stock Incentive Plan and the UroCor 1992 Plan (collectively, the “Company Stock Plans”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the issued and outstanding shares of the Company Common Stock, have been duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company or a Company Subsidiary, free and clear of any lien, pledge, security interest or other Encumbrance. Except as disclosed herein, no shares of capital stock of the Company have been reserved for any purpose. Schedule 2.3(a) contains a list, which is complete and accurate in all respects as of the date hereof, of each outstanding option, warrant or other stock-based award to purchase or acquire shares under each of the Company Stock Plans (the “Company Options”) or otherwise, including the plan pursuant to which such option or warrant was issued, if applicable, the holder, date of grant, exercise price, whether the option contains an associated stock appreciation right, vesting and acceleration provisions and number of shares subject thereto.

(b)  Except as set forth on Schedule 2.3(b), the Company has no outstanding indebtedness for borrowed money and all such indebtedness except as is set forth on Schedule 2.3(b) is prepayable in full, without premium or penalty, at any time, except as otherwise described thereon.

SECTION 2.4    Authority.

(a)  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except approval by holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Vote”) and the filing of the Certificate of Merger as contemplated by Section 1.1(b). Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)  The Board of Directors has duly and unanimously approved this Agreement and the Merger and the other transactions contemplated hereby to which the Company is a party, and has duly and unanimously recommended adoption thereof by the stockholders of the Company.

SECTION 2.5    No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate in any material respect any Law applicable to the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is subject, assuming the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below have been obtained or made, and except (A) with regard to those items set forth in subparagraph (iii), as in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, and (B) as set forth on Schedule 2.5.

(b)  Other than the filings and/or notices pursuant to or required by (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”) and Applicable Foreign Competition Laws, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Securities Act of 1933, as amended (the “Securities Act”), (iv) state securities or “blue-sky” laws, (v) Sections 251 and 262 of the DGCL, (vi) the Nasdaq Stock Market and (vii) notices to state and federal regulatory agencies regarding the transfer of laboratory licenses and related permits, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not require any filings, notices, consents or approvals with or by any court, administrative agency, commission, Governmental Entity, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c)  All consents and waivers required from any Person in order to carry out the transactions contemplated hereby under any contract, lease or agreement to which the Company is a party are set forth on Schedule 2.5, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 2.6    Company Reports: Financial Statements.

The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2001 (the “Company Audit Date”) and all amendments thereto, including (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, (b) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2002 and (c) the Company’s definitive Proxy Statement for its 2002 Annual Meeting of Stockholders, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) on or prior to the date hereof (collectively, the “Company Reports”). As of their respective dates the Company Reports complied, and any Company reports, registration statements, proxy or information statements filed with the SEC subsequent to the date hereof (the

“Subsequent Company Reports”) will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Company Reports did not, and any Subsequent Company Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements included in or incorporated by reference into the Company Reports and Subsequent Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date or for the respective periods set forth therein and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports and Subsequent Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings, cash flows and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

SECTION 2.7    Absence of Certain Changes or Events.

Except as disclosed in the Company Reports, since November 8, 2002, there has been no event or set of circumstances that has resulted in or would be reasonably likely to result in a Company Material Adverse Effect. Except as disclosed in the Company Reports or as set forth on Schedule 2.7, since the Company Audit Date, the Company and each of its Subsidiaries has conducted its business in the ordinary course of business, and has not: (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock other than the Company’s repurchase of unvested shares, at the original purchase price paid per share, from terminating employees or consultants; (b) incurred any material loss of, or significant injury to, any of the material Assets, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise; (c) incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured, known or unknown), and the Company has no Knowledge of any basis for such liabilities, except current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to any material Encumbrance any of its Assets; (e) sold, exchanged, transferred or otherwise disposed of any of its material Assets except in the ordinary course of business; (f) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (g) entered into any transactions other than in the ordinary course of business; (h) made any change in any method of accounting or accounting practice; or (i) made any agreement to do any of the foregoing, other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement. Since the Company Audit Date, except as disclosed in the Company Reports or set forth in Schedule 2.7, there has not been: (i) any increase in the compensation or benefits payable or to become payable by the Company to any of the directors, officers, consultants or employees of the Company, other than salary increases in connection with customary performance reviews and customary bonuses consistent with past practices; (ii) any discharge or satisfaction of any material Lien or payment of any material liability or obligation other than current liabilities in the ordinary course of business; or (iii) any agreement to do any of the foregoing, other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement.

SECTION 2.8    Material Contracts.

All of the contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto (the “Material Contracts”) are described in the Company Reports or filed as exhibits thereto and are in full force and effect in all material respects, except where the failure to be in full force and effect would not have, or reasonably be expected to result in, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such Material Contract except for such breaches and defaults as individually or in the aggregate have not had and would not be reasonably likely to have a Company Material Adverse Effect.

Except as disclosed on Schedule 2.8, neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries. The Company has delivered or made available to Parent all Material Contracts which would be required to be filed or incorporated by reference as exhibits to an Annual Report on Form 10-K under the Exchange Act were such report filed on the date hereof.

SECTION 2.9    Real Property.

Schedule 2.9 contains a list of all leasehold interests in real estate and material easements, rights to access, rights-of-way and other real property interests which are owned, or are leased, used or held for use by the Company or any Subsidiary (collectively, the “Real Property”). The Real Property listed in Schedule 2.9 constitutes all real property interests necessary to conduct the business and operations of the Company and its Subsidiaries as now conducted. The Company has delivered or made available to Parent true and complete copies of all deeds and leases and material easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments).

SECTION 2.10    Environmental Matters.

(a)  The Company and each of its Subsidiaries is in compliance with in all material respects and has complied in all material respects with all Environmental Laws. Neither the Company nor any Subsidiary has any material liability, known or unknown, contingent or absolute, under any Environmental Law, nor is the Company or any Subsidiary responsible for any such material liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. To the Company’s Knowledge, except as disclosed on Schedule 2.10 there are no pending or threatened, material actions, suits, claims or legal proceedings against the Company or any of its Subsidiaries based on any Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice of any complaint, order, directive, citation, notice of responsibility or potential responsibility, or statutory information request (such as an information request under 42 U.S.C. § 9604(e)) from any Governmental Entity or any other person arising under or related to any Environmental Law.

(b)  Except as disclosed on Schedule 2.10, the Company and each of its Subsidiaries currently maintains all Environmental Permits with respect to the business of the Company, all of which are valid and in full force and effect, except where the failure to maintain such permits or where the failure of such permits to be valid and in full force and effect would not have a Company Material Adverse Effect. Except as disclosed on Schedule 2.10, with respect to any pending Environmental Permits, the Company and the Subsidiaries have timely filed applications for all such Environmental Permits, except where the failure to do so would not have a Company Material Adverse Effect. To the Company’s Knowledge, all of the Environmental Permits are transferable and there are no material impediments to obtaining any consents, notifications or other actions required for the Environmental Permits to remain in full force and effect following consummation of the transactions contemplated by this Agreement. Except in accordance with such Environmental Permits or as would not be reasonably likely to have a Company Material Adverse Effect, there has been no Release of any Hazardous Materials by the Company or any Subsidiary.

(c)  Except as disclosed on Schedule 2.10, to the Company’s Knowledge, none of the Real Property currently owned, operated or leased by the Company or any of the Subsidiaries (“Company Property”) contains any underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials, and no portion of the Company Property is or has been used as a dump or landfill for Hazardous Materials or, to the Company’s Knowledge, consists of or contains filled in land or wetlands. With respect to any real property formerly owned, operated or leased by the Company or any Subsidiary (the “Former Property”), during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill for Hazardous Materials, and the Company is not aware of any such use at any time prior to its ownership, operation or tenancy of the Former Property. Neither PCBs, toxic mold, nor asbestos-containing materials are present on or in the Company Property or the improvements thereon in a manner that would have a Company Material Adverse Effect. There has been no Release at any Former Property during the period of such ownership, operation or tenancy or from any Company Property, in each case such that the Company is or would reasonably be likely to be liable for material costs of remediation with respect to such Hazardous Materials.

(d) The Company has furnished to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the environmental condition of the Former Property or the Company Property, or to compliance with Environmental Laws. To the Company’s Knowledge, any information the Company or any Subsidiary has furnished to Parent concerning the environmental conditions of the Company Property, prior uses of the Company Property and the operations of the Company and the Subsidiaries related to compliance with Environmental Laws is accurate and complete.

(e)  Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or is reasonably likely to be liable for remediation of such location pursuant to Environmental Laws.

SECTION 2.11    Litigation.

Except as disclosed in the Company Reports or on Schedule 2.11, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Company’s Knowledge, threatened against or involving the Company, any of its Subsidiaries, or any of their Assets, at law or in equity, or before or by any court, arbitrator or Governmental Entity. Except as set forth on Schedule 2.11, neither the Company nor any of its Subsidiaries is operating under, or subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of the Company or any Subsidiary has been taken or expropriated by any federal, state, provincial, municipal or other Governmental Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor does the Company have Knowledge of any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

SECTION 2.12    Permits; Compliance.

(a)  Except as set forth in Schedule 2.12(a):

(i) the operations of the Company and its Subsidiaries have been conducted in compliance with all Laws, including without limitation all Laws relating to consumer protection, equal opportunity, health, health care industry regulation, third party reimbursement (including Medicare, Medicaid, any other Federal Health Care Program and workers compensation), fire, zoning and building and occupational safety matters, except for noncompliance that does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) neither the Company nor any of its Subsidiaries has received written notice of any material violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law, or is in material default with respect to any Law, and to the Knowledge of the Company, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law is threatened or contemplated;

(iii) each of the Company and its Subsidiaries has, all physicians employed by the Company and its Subsidiaries (the “Physician Employees”) have, and to the Knowledge of the Company all other professional employees or agents of each of the Company and its Subsidiaries have, all licenses, franchises, permits, authorizations, certifications, easements, variances, exceptions, consents, and orders, including approvals from all Governmental Entities (“Approvals”) required for the conduct of the business of each of the Company and its Subsidiaries, the job duties of each Physician Employee or other professional employee or agent and the occupancy and operation, for its present uses, of the real and personal property which each of the Company and its Subsidiaries owns or leases, except where the failure to have such Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its respective Physician Employees or other professional employees or agents is in violation of any such Approval or any terms or conditions thereof, except for such violations as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(iv) all Approvals for the Company and each of its Subsidiaries are in full force and effect, and, to the Knowledge of the Company, all such Approvals for its professional employees and agents are in full force and effect, have been issued to and fully paid for by the holder thereof and, to the Knowledge of the Company, no suspension or cancellation thereof has been threatened, except for such Approvals as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(v) no Approvals for the Company or any of its Subsidiaries will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith, except for such Approvals as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  Except as set forth in Schedule 2.12(b), (i) neither the Company nor any of its Subsidiaries, nor the officers, directors or Physician Employees, nor, to the Knowledge of the Company, other employees or agents of the Company or any of its Subsidiaries, have engaged in any activities which are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other Federal Health Care Program, under §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the Federal Employees Health Benefits program statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company or any of its Subsidiaries seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

(A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(C) presenting or causing to be presented a claim for reimbursement under Medicare, Medicaid or any other Federal Health Care Program that is (1) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (2) for an item or service that the Person presenting knows or should know that the claim is false or fraudulent;

(D) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (1) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other Federal Health Care Program or (2) in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or any other Federal Health Care Program; or

(E) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) the conditions or operations of a facility operated by the Company or any of its Subsidiaries in order that the facility may qualify for Medicare, Medicaid or any other Federal Health Care Program certification, or (2) information required to be provided under SSA § 1124A; and

(ii) the Company has a compliance program that has been implemented and, to the Knowledge of the Company, the business of the Company and its Subsidiaries has been conducted in all material respects in accordance with the terms of the compliance program.

(c)  Except as set forth in Schedule 2.12(c), (i) neither the Company nor, to the Knowledge of the Company, any other Person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. § 1001.1001(a)(2)) in the Company or any of its Subsidiaries prior to the Effective Time, or who has an ownership or control interest (as defined in SSA § 1124(a)(3) or any regulations promulgated thereunder) in the Company or any of its Subsidiaries prior to the Effective Time, or who is an officer, director, agent (as defined in 42 C.F.R. § 1001.1001(a)(2)), or managing employee (as defined in SSA § 1126(b)) of the Company or any of its Subsidiaries prior to the Effective Time, and (ii) to the Knowledge of the Company, no Person with any relationship with such entity (including without limitation a parent company or shareholder of, or partner in, a Subsidiary) who has an indirect ownership interest (as that term is defined in 42 C.F.R. § 1001.1001(a)(2)) in the Company or any of its Subsidiaries prior to the Effective Time (A) has had a civil monetary penalty assessed against it under SSA § 1128A; (B) has been excluded from participation under Medicare, Medicaid or any other Federal Health Care Program; or (C) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the following categories of offenses as described in SSA § 1128(a) and (b)(1), (2), (3):

(i) criminal offenses relating to the delivery of an item or service under Medicare, Medicaid or any other Federal Health Care Program;

(ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

(iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;

(iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above; or

(v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

SECTION 2.13    Intellectual Property.

(a)  The Company or one or more Subsidiaries has all right, title, interest and license rights necessary to use all trademarks, tradenames, service marks, trade secrets, know-how, copyrights, software, and, to the Company’s Knowledge, patents, (“Intellectual Property Rights”) used in the business of the Company and its Subsidiaries as currently conducted. To the Company’s Knowledge, there are no claims or demands against the Company by any other Person or notice letters received by the Company or any Subsidiary pertaining to any of such Intellectual Property Rights and no material proceedings have been instituted, or are pending or to the Knowledge of the Company, threatened, which challenge the rights of the Company or any of its Subsidiaries in respect thereof, except as described in the Company Reports. To the Knowledge of the Company, the Company or one or more Subsidiaries has the right to use, without infringing in any material respect the intellectual property rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

(b)  Schedule 2.13(b) lists all material patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights owned or registered in the name of the Company or any Subsidiary and used by the Company or any Subsidiary in its business as currently conducted. Except as set forth on Schedule 2.13(b), all of such material patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights, if any, have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction.

(c)  All material licenses or other agreements under which the Company or any of its Subsidiaries is granted rights in Intellectual Property Rights are listed on Schedule 2.13(c). All such licenses or other Agreements are in full force and effect, there is no material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any party thereto. To the Knowledge of the Company, the licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been furnished or made available to Parent.

(d)  All material licenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries are listed on Schedule 2.13(d). All of such licenses or other agreements are in full force and effect, and there is no material default by the Company or any of its Subsidiaries, or to the Company’s Knowledge, by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to Parent.

(e)  The Company and each of its Subsidiaries has taken all reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights with respect to its products and technology. The Company and each of its Subsidiaries has required all professional and technical employees and independent contractors having access to valuable non-public information of the Company and each of its Subsidiaries to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company does not have Knowledge of any infringement by others of any Intellectual Property Rights of the Company or any of its Subsidiaries.

(f)  To the Knowledge of the Company, the present business, activities and products of the Company and each of its Subsidiaries do not infringe any Intellectual Property Rights of any other Person. No proceeding charging the Company or any of its Subsidiaries with infringement of any Intellectual Property Rights has been filed or, to the Knowledge of the Company, is threatened or likely to be filed. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is making any unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any customer of the Company or any Subsidiary, or any past or present employee of the Company or any Subsidiary. Except for customer contracts in the ordinary course of business and confidentiality agreements by employees with former employers, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its employees have any agreements or arrangements with any Persons other than the Company related to confidential information or trade secrets of such Persons or restricting any such employee’s engagement in business activities of any nature.

(g)  Except as disclosed on Schedule 2.13(b), to the Knowledge of the Company, none of the current officers and employees of the Company or any Subsidiary has any issued patent or patent application pending for any device, process, design or invention of any kind used (currently or in the 12 months prior to the date hereof) by the Company or any Subsidiary, or is intended to be used by the Company or any Subsidiary or its successor in the future, which patent or patent application has not been assigned to the Company or any Subsidiary, with such assignment duly recorded in the patent office of the relevant jurisdiction.

SECTION 2.14    Taxes.

Except as would not have a Company Material Averse Effect:

(a)  The Company and its Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly and timely filed all

Company Tax Returns required to be filed by the Company and its Subsidiaries on or before the Closing Date with respect to Taxes. All of the Company Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete. The Company and its Subsidiaries: (i) have paid all Taxes due or claimed to be due by any taxing authority (without regard to whether or not such Taxes are shown as due on such Company Tax Returns); or (ii) have established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have paid or established) in financial statements provided to Parent pursuant to Section 2.6 adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes.

(b)  Neither the Company nor any of its Subsidiaries, has or on the Closing Date will have any Liability for Taxes payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts actually paid prior to the Closing Date or reserved for (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) in financial statements furnished to Parent pursuant to Section 2.6.

(c)  All federal income Tax Returns of the Company have been examined by the Internal Revenue Service, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years through December 31, 1998. There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes for which the Company or any of its Subsidiaries is or may become liable. Neither the Company nor any of its Subsidiaries has consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company or any of its Subsidiaries and there is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or any of its Subsidiaries.

SECTION 2.15    Employment and Benefit Matters.

(a)  Pension and Benefit Plans and Other Arrangements. Schedule 2.15(a) lists each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), and any benefit program or policy providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code), applicable to current or former employees or individual consultants of the Company and each Subsidiary to which the Company or any Subsidiary has contributed or under which the Company or any Subsidiary has any liability (collectively, the “Company Benefit Plans”). The Company has delivered or made available to Parent, to the extent they exist, a true and correct copy of (i) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan or similar report of the jurisdiction in which such employee benefit plan is located, (ii) each such Company Benefit Plan document, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such employee benefit plan is located. No Company Benefit Plan is or has ever been a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), a Voluntary Employees’ Beneficiary Association (within the meaning of Section 501(c)(9) of the Code) or an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code). No Company Benefit Plan is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA. No Company Benefit Plan provides for post-retirement medical or life insurance to current, former or retired employees of the Company (other than legally required health care continuation coverage). All Company Benefit Plans subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions comply with, and have been administered in compliance with the Laws of such foreign jurisdiction.

(b)  Compliance. Except as set forth on Schedule 2.15(b), the Company and each Subsidiary has complied, in all material respects, with all applicable provisions of the Company Benefit Plans and the Code, ERISA, the Securities Act, the Exchange Act, and all other Laws pertaining to the Company Benefit Plans, and all premiums and assessments relating to all Company Benefit Plans. To the Company’s Knowledge, all Company Benefit Plans that are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply with and have been administered in compliance with the health care continuation coverage requirements for tax-favored status under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA and all final Treasury Regulations under Section 4890B of the Code explaining those requirements and all other applicable Laws regarding continuation and/or conversion coverage. Neither the Company nor any Subsidiary has any liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys’ fees, costs, liquidated damages and interest) or for any arrearages of wages. Neither the Company nor any Subsidiary has any pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Company Benefit Plan or any other Law relating to the Company’s or its Subsidiaries’ relationships with their employees, and, to the Knowledge of the Company, no such action has been threatened and there exist no facts that could reasonably be expected to give rise to such a claim. All Company Benefit Plans intended to be qualified under Section 401(a) of the Code are so qualified. Except as disclosed on Schedule 2.15(b), no Company Benefit Plan, individually or collectively, provides for any payment by the Company or any Subsidiary to any employee or other service provider that is not deductible under Section 162(a)(1) or 404 of the Code or that is an “excess parachute payment” pursuant to Section 280G of the Code.

(c)  Collective Bargaining Agreements. There are no collective bargaining agreements applicable to the Company’s or any of its Subsidiary’s employees and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries.

(d)  Employee Information. Except as would not have a Company Material Adverse Effect, with respect to any persons employed by the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with all Laws respecting employment conditions and practices and have withheld all amounts required by any applicable Laws to be withheld from wages.

(e)  Employment Practices. Except as disclosed on Schedule 2.15(e), to the Knowledge of the Company, with respect to any persons employed by the Company or any of its Subsidiaries, (i) neither the Company nor any Subsidiary has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, handicap, or any other classification or status protected by Law, in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or any Subsidiary before any Governmental Entity nor, to the Knowledge of the Company, does any basis therefor exist.

(f)  Contributions to the Company Benefit Plans. Except as would not have a Company Material Adverse Effect, all contributions to, and payments from, each Company Benefit Plan which may have been required to be made in accordance with the terms of such plan, and, where applicable, the laws of the jurisdiction which govern such plan, have been made in a timely manner, and all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Company Benefit Plan required to be filed with any Governmental Entity or distributed to any participant of such plan have been duly filed on a timely basis or distributed.

(g)  Immigration Laws. To the Company’s Knowledge, the Company and each of its Subsidiaries has complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

SECTION 2.16    Transactions with Related Parties.

Except as set forth in the Company Reports, since the Company Audit Date no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K as promulgated by the SEC in a proxy statement for an annual meeting of stockholders.

SECTION 2.17    Insurance.

Schedule 2.17 contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company and each Subsidiary, which are in full force and effect as of the date hereof. The Company has delivered to Parent true and correct copies of all policies requested by Parent. All premiums due and payable on all such policies have been paid.

SECTION 2.18    Brokers.

No agent, broker, finder, investment banker, financial advisory or other firm or Person is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company or any Subsidiary, except for fees to be paid by the Company to (i) JPMorgan Chase pursuant to an engagement letter between the Company and JPMorgan Chase dated July 19, 2002 and (ii) Lazard Freres & Co. LLC dated June 13, 2002, summaries of which have been made available to Parent.

SECTION 2.19    Disclosure.

The Company has provided Parent with all applicable or relevant documents and information which Parent has requested in writing. True and complete copies of all documents listed in the Schedules to this Agreement have been made available or provided to Parent. The Company maintains controls and other procedures that are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings held of, and corporate action by, the stockholders and the board of directors (and committees thereof) of the Company and each Subsidiary, and no meeting of any such stockholders or board of directors (or committees thereof) has been held for which minutes have not been prepared and are not contained in such minute books.

SECTION 2.20    Absence of Violation.

To the Knowledge of the Company, none of the Company or any Subsidiary, nor any of their officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of any of the Company or any Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any extraordinary discount, or any other unlawful inducement, to or from any governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company or any Subsidiary in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). To the Knowledge of the Company, the business of the Company and each Subsidiary is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Except as disclosed on

Schedule 2.20, the Company and its Subsidiaries do not have outstanding, and have not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

SECTION 2.21    Customers.

Schedule 2.21 lists the major managed care payors, exclusive of Medicare carriers, of the Company and the Company Subsidiaries during the 12-month period ended December 31, 2001 (the “Customers”). Since January 1, 2001 through the date hereof, none of the Company, any Company Subsidiary or any executive officer or director of the Company or a Company Subsidiary has received any written notice, or, to the Knowledge of the Company, any other communication, from any Customer to the effect that any such Customer intends materially reduce the amount of business conducted with the Company or any Company Subsidiary.

SECTION 2.22    Takeover Statutes and Rights Plan.

The Board of Directors of the Company has taken all necessary action so that no restrictive provision of any “fair price”, “moratorium,” “control share,” or other similar anti-takeover statute or regulation, including, but not limited to Section 203 of the DGCL (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company Charter Documents or any shareholder rights or similar plan, is, or at the Effective Time will be, applicable to the Company, the Merger Consideration, the Merger or any transaction contemplated by this Agreement. The Company has adopted the Company Rights Agreement, and on or prior to the date hereof has amended the Company Rights Agreement to provide that Parent shall not be deemed an Acquiring Person, the Distribution Date (each as defined in the Company Rights Agreement) shall not be deemed to occur and the Company Rights issuable pursuant to the Company Rights Agreement will not separate from the Company Common Stock as a result of Parent or Merger Sub entering into this Agreement or consummating the Merger or the other transactions contemplated hereby or thereby.

SECTION 2.23    Fairness Opinion.

The Company’s Board of Directors has received an opinion from JPMorgan Chase, dated the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

SECTION 3.1    Organization and Qualification.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and its Subsidiaries has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Each of Parent and its Subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

SECTION 3.2    Certificate of Incorporation and Bylaws.

Parent has previously made available to Company complete and correct copies of the Parent Certificate and its bylaws, as amended to date (together, the “Parent Charter Documents”). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

SECTION 3.3    Authority.

The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 3.4    No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate the Parent Charter Documents, (ii) conflict with or violate in any material respect any Law applicable to Parent or its Assets and properties, or (iii) result in any breach of or constitute a default (or an event which with the notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent is bound, or by which any of its properties or Assets is subject, assuming the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below have been obtained or made, and except as set forth on Schedule 3.4.

(b)  Other than the filings and/or notices pursuant to or required by (i) the Hart-Scott-Rodino Act and Applicable Foreign Competition Laws, (ii) the Exchange Act, (iii) the Securities Act, (iv) state securities or “blue-sky” laws and (v) Sections 251 and 262 of the DGCL, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby do not require any filings, notices, consents or approvals with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate transactions contemplated by this Agreement.

SECTION 3.5    Brokers.

No agent, broker, finder, investment banker, financial advisory or other firm of Person is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except for fees to be paid by Parent to Credit Suisse First Boston.

SECTION 3.6    Available Funds.

Parent has currently available funds necessary to satisfy all of Parent’s obligations under this Agreement and in connection with the transactions contemplated hereby including, without limitation, the payment of the Merger Consideration and all of its costs, fees and expenses associated with the Merger and the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF MERGER SUB

Parent and Merger Sub jointly and severally further represent and warrant to the Company as follows:

SECTION 4.1    Organization and Qualification.

Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business and to perform the terms of this Agreement and the transactions contemplated hereby. Merger Sub is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

SECTION 4.2    Authority.

The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.3    No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Merger Sub does not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or its Assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its properties or Assets is subject.

(b)  The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for the filing of the Certificate of Merger under the DGCL and the filings and/or notices required under the Hart-Scott-Rodino Act and Applicable Foreign Competition Laws.

ARTICLE V
CONDUCT PENDING CLOSING

SECTION 5.1    Conduct of Business Pending Closing.

From the date hereof until the Closing, the Company, Merger Sub and Parent shall, and the Company shall cause each of its Subsidiaries to:

(i) maintain its existence in good standing;

(ii) maintain the character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

(iii) maintain business and accounting practices consistent with past practices and applicable law; and

(iv) use commercially reasonable efforts (a) to preserve its business intact, (b) to keep available to it the services of its present officers and employees, and (c) to preserve for it the goodwill of its suppliers, customers and others having business relations with it.

SECTION 5.2    Prohibited Actions Pending Closing.

Unless otherwise provided for herein, or otherwise necessary in order to comply with the Company’s obligations hereunder or as may be required for the Company and Parent to comply with applicable Laws, or as may be approved by Parent in writing, or as disclosed on Schedule 5.2, from the date hereof until the Closing, the Company and each of its Subsidiaries shall operate in the ordinary course of business and shall not:

(a) amend or otherwise change the Company Charter Documents or the Company Rights Plan;

(b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, other than (i) the issuance of Company Common Stock (and the associated Company Rights) upon the exercise of Company Stock Options currently outstanding or in accordance with awards currently outstanding under the Company Benefit Plans in accordance with their present terms and (ii) issuances in accordance with the Company Rights Agreement,

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of unvested shares in connection with the termination of any employee pursuant to stock option or purchase agreements;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

(f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof or any material amount of Assets;

(ii) enter into any contract or agreement or amend, modify or terminate any Material Contract, other than in the ordinary course of business, consistent with past practice; or

(iii) authorize any capital commitment or capital lease or authorize any capital expenditures which are not included in the Company’s capital budget for 2002, a complete copy of which has been delivered to Parent;

(g) mortgage, pledge or subject to Encumbrance, any of its material Assets or properties or agree to do so, except as may be necessary to secure indebtedness permitted pursuant to Section 5.2(e);

(h) enter into or agree to enter into any employment agreement other than employment agreements entered into in the ordinary course of business, consistent with past practice, to persons other than officers or persons likely to become officers; provided, that, such employment agreements do not contain any special rights, privileges or payments that are dependent upon or related to change of control.

(i) except pursuant to binding contracts, programs or arrangements in effect on the date hereof, all of which are set forth on Schedule 2.15(a), increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except that (x) the Company may make reasonable salary increases in connection with the customary officer and employee performance review process and pay customary bonuses consistent with past practices and (y) the Company may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws;

(j) except as required by GAAP, take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

(k) make any material Tax election or settle or compromise any federal, state, local or foreign income material Tax liability (it being understood that Parent’s consent to making any such Tax election or settling or compromising any such Tax Liability shall not be unreasonably withheld);

(l) settle or compromise any material pending or threatened suit, action or claim on terms other than those set forth on Schedule 5.2 (it being understood that Parent’s consent to any settlement or compromise not on such terms shall not be unreasonably withheld);

(m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the latest balance sheet included in the Company Reports or subsequently incurred in the ordinary course of business and consistent with past practice;

(n) sell, assign, transfer, license or sublicense (other than in the ordinary course of business and consistent with past practice), pledge or otherwise encumber any of the Intellectual Property Rights;

(o) initiate any litigation against any third party, other than litigation against Parent and Merger Sub under this Agreement (it being understood that Parent’s consent to any such litigation shall not be unreasonably withheld);

(p) adopt any new shareholder rights or similar plans; or

(q) agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through (p) above.

SECTION 5.3    Access; Documents; Supplemental Information.

(a) From and after the date hereof until the Closing, and subject to the limitations of applicable Laws, each of Parent and the Company shall afford, and, with respect to clause (ii) below, shall use its reasonable best efforts to cause its independent certified public accountants to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of the other party, upon reasonable notice, access during normal business hours to the properties, books and records, including its and its Subsidiaries’ Tax returns filed and in preparation and the right to consult with its and its Subsidiaries’ officers, employees, accountants, counsel and other representatives in order that the other party may have full opportunity to make reasonable investigations of its and its Subsidiaries’ operations, properties, business, financial condition and prospects, (ii) to its independent certified public accountants, reasonable access during normal business hours to the work papers and other records of the independent accountants, and (iii) to the other party, such additional financial and operating data and other information as to its and its Subsidiaries’ properties, operations, business, financial condition and prospects as the other party shall from time to time reasonably require; provided, however, that either party may restrict the foregoing access to the extent that (A) in the reasonable judgment of such party, any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties, or (D) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, however, that with respect to this clause (D), the parties and/or counsel for the parties shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege, and provided further that any information and documents received by the other party or its representatives (whether furnished before or after the date of this Agreement) shall be held in confidence in accordance with the confidentiality agreement by and between Parent and the Company dated August 6, 2002 (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof. Each party shall be responsible for the breach of the terms of this Section 5.3 by its agents or representatives. Any investigation by Parent or the Company shall not affect the representations of the Company and Parent, as the case may be. In the event of any conflict between the terms of this Section 5.3 and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

(b) From the date of this Agreement through and including the Closing, each party will furnish to the other party copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement unless, in the opinion of counsel to a party, such furnishing of documents would be inappropriate due to privilege or other legal issues.

SECTION 5.4    Acquisition Proposals.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal or offer other than the Merger that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or accept or implement any Acquisition Proposal; provided, however, that prior to the time at which the Company Requisite Vote shall have been obtained, the Company may, in response to an Acquisition Proposal received subsequent to the date hereof which did not result from a breach of this Section 5.4 and which the Board of Directors of the Company determines is reasonably likely to result in a Superior Proposal, and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.4, furnish information with respect to the Company and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement which is (i) no less favorable to the Company and (ii) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement, and participate in discussions or negotiations regarding such Acquisition Proposal.

For purposes of this Agreement, “Superior Proposal” means any written proposal not solicited in breach of this Section 5.4 by the Company made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and otherwise on terms which a majority of the members of the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement. In reaching such good faith determination, the Board of Directors of the Company shall give significant consideration to whether any such third party proposal includes definitive financing and is reasonably capable of being consummated.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Parent relating to any direct or indirect acquisition or purchase of more than 10% of the total assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any shares of any class or series of equity securities of the Company or any of its Subsidiaries constituting more than 10% of the outstanding shares of Company Common Stock, any tender offer or exchange offer involving more than 10% of the outstanding shares of Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b)  Neither the Company nor the Board of Directors of the Company nor any committee thereof shall (i) make a Change in the Company Board Recommendation (as defined in Section 5.6(a) below), (ii) approve or recommend any Acquisition Proposal, or (iii) approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an “Acquisition Agreement”), in any such case to permit or facilitate the consummation of an Acquisition Proposal, or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time at which the Requisite Company Vote shall have been obtained, in response to a Superior Proposal which did not result from a breach of Section 5.4(a), the Board of Directors of the Company may (subject to this sentence and the definition of the term “Superior Proposal”), after consultation with outside counsel and financial advisors, subject to payment of the termination fee provided for in Section 7.2 (if applicable), (i) make a Change in the Company Board Recommendation or (ii) approve or recommend a Superior Proposal or cause the Company or any of its Subsidiaries to enter into a definitive written agreement with respect to a Superior Proposal, but in each case referred to in the foregoing clauses (i) and (ii), only if the Company notifies Parent, in writing, at least 48 hours prior to taking any such action, of its intention to take such action, specifying the material terms of such Superior Proposal and identifying the Person making such Superior Proposal, and Parent does not make, on or before 5:00 p.m., New York City time, on the second Business Day following receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any binding agreement with respect to such Superior Proposal prior to 5:00 p.m. New York City time, on the third Business Day following Parent’s receipt of such written notification.

(c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.4, the Company shall no later than 24 hours thereafter advise Parent orally and in writing of any information or of any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal and the identity of the person making such request, inquiry or Acquisition Proposal. The Company will promptly keep Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Acquisition Proposal.

(d)  Nothing contained in this Section 5.4 shall prohibit the Company complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of a majority of the members of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to Section 5.4(b), neither the Company nor its Board of Directors nor any committee thereof shall make a Change in the Company Board Recommendation (as defined below) or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

(e)  The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

SECTION 5.5    Information Supplied.

Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the proxy statement on Schedule 14A to be filed with the SEC by the Company in connection with stockholder approval of the Merger (the “Proxy Statement”) will, at the time the Proxy Statement is mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting (as defined below) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of the Company shall, subject to Section 5.4 and Section 5.6 include in the Proxy Statement its recommendation in favor of adoption of the Merger Agreement (the “Company Board Recommendation”) and the written opinion of JPMorgan Chase, dated the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

SECTION 5.6    Stockholders Meeting.

(a)  Unless there shall be a Change in the Company Board Recommendation (as defined below), the Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the “Company Stockholders Meeting”) for the purpose of obtaining the required approval of its stockholders with respect to the transactions contemplated by this Agreement, and shall take all lawful action to solicit the adoption of this Agreement, by the requisite vote of its stockholders; and the Board of Directors of the Company shall make the Company Board Recommendation, and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or the approval of the Merger or this Agreement or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation or approval (collectively, a “Change in the Company Board Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Board Recommendation) of material factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent its recommendation), to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, provided further, that the Board of Directors of the Company may make a Change in the Company Board Recommendation pursuant to Section 5.4 hereof. If there is a Change in the Company Board Recommendation and/or this Agreement is terminated, this Agreement need not be submitted to a vote of the Company’s stockholders.

(b) For purposes of this Agreement, a Change in the Company Board Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party Acquisition Proposal with respect to the Company.

SECTION 5.7   Filings; Other Actions; Notification.

(a) The Company shall (with the cooperation of the Parent) prepare and file with the SEC the Proxy Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the Proxy Statement mailed to the stockholders of the Company as promptly as practicable thereafter.

(b) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, including the Company providing any notices required under the Connecticut Property Transfer Act (Conn. Gen. Stat. §§22A-134 et seq.) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including filings under the Hart-Scott-Rodino Act, in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Parent will advise the Company promptly in respect of any understandings or arguments which it proposes to make or has made with applicable federal, state or foreign governmental bodies having jurisdiction over or rights of review with respect to antitrust law, in connection with the Merger, and Parent and the Company shall use their reasonable best efforts to seek to resolve any objections to the Merger as may be asserted by a Governmental Entity under applicable laws. If necessary to obtain any regulatory approval pursuant to any applicable Law, or if any administrative or judicial action or proceeding, is instituted (or threatened to be instituted), challenging the Merger or any other transaction contemplated by this Agreement as violative of applicable antitrust or competition Law, each of Parent and the Company shall cooperate in all respects with each other and, if necessary, to (i) obtain any such regulatory approval, (ii) contest and resist any such action or proceeding or (iii) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order made or granted pursuant thereto (whether, temporary, preliminary or permanent), then Parent and its Subsidiaries shall (i) sell, hold separate, or otherwise dispose of or conduct their business in a specified manner, (ii) agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or (iii) permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, provided that in no event will Parent be required hereby to sell, hold separate or otherwise dispose of any material assets or business or agree to restrict in any way the conduct of any material business conducted by Parent or proposed to be conducted by Parent following the Merger.

(c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

SECTION 5.8   Company Stock Options.

(a) Concurrent with the Effective Time, each Company Option outstanding and unexercised immediately prior to the Effective Time pursuant to the Company Stock Plans shall be assumed by the Parent and shall thereby be converted into an option (an “Assumed Option”) to purchase the number of shares of Parent Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the Conversion Ratio (as defined below). The exercise price of each Company Option shall also be adjusted by dividing and rounding up to the nearest whole cent the exercise price for each share otherwise purchasable pursuant to each Company Option by the Conversion Ratio. Except for the foregoing adjustments, all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. “Conversion Ratio” means the Merger Consideration divided by the average of the closing price per share of the Parent Common Stock on the New York Stock Exchange for the five consecutive trading days ending on and including the trading day immediately prior to the day of the Effective Time.

(b) It is the intention of the parties that the Company Options so assumed by Parent shall qualify, immediately after the Effective Time, as “Incentive Stock Options” under Section 422 of the Code to the same extent those options qualified as such Incentive Stock Options immediately prior to the Effective Time. Accordingly, the adjustments provided herein with respect to any Company Options that are Incentive Stock Options shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Assumed Options. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to such Assumed Options and that such Assumed Options shall continue in effect on the same terms and conditions as the Company Options and the applicable Company Stock Plan (subject to the adjustment set forth in this Section 5.8).

(d) As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Assumed Options remain outstanding.

SECTION 5.9   Notification of Certain Matters.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence of any event which would be likely to cause (i) any representation or warranty made by such Person contained in this Agreement to be untrue or inaccurate in any material respect; or (ii) any covenant, condition or agreement made by such Person contained in this Agreement not to be complied with or satisfied; or (iii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available to the party receiving such notice.

SECTION 5.10   Indemnification.

(a) From and after the Effective Time, Parent agrees that it will (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (individually, an “Indemnified Party” and collectively the “Indemnified Parties”) (a) to the same extent such persons are indemnified or have the right to advancement of expenses, and to the extent permitted by law, as of the date of this Agreement by the Company pursuant to the Company Charter Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents and (iii) use commercially reasonable efforts to maintain or cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and provided further that Parent shall not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid for the Company’s directors’ and officers’ liability insurance prior to the date of this Agreement) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the rights of any Indemnified Party set forth in this Section 5.10, such Indemnified Party shall be entitled to be represented by counsel of its choice reasonably acceptable to Parent, in any circumstance where the Indemnified Party reasonably believes that there is an actual or potential conflict of interest between Parent and the Indemnified Party, and subject to the terms of the then applicable insurance policies covering the Indemnified Parties, and Parent shall, and shall cause the Surviving Company to, pay as incurred the reasonable fees and expenses of such separate counsel, promptly after statements therefor are received. In no event shall Parent be liable for fees and expenses of more than one separate counsel and one local counsel for all Indemnified Parties in connection with any one action or related actions in the same jurisdiction arising out of the same general allegations or facts. No Indemnified Party shall, without the prior consent of Parent, settle or compromise or consent to the entry of any judgment with respect to any claim in respect of which indemnification could be sought hereunder. The obligations of Parent under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the indemnities to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

(b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.10.

SECTION 5.11   Actions by the Parties.

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.12   Employee Benefits Matters.

(a) From and after the Effective Date, Parent shall cause the Surviving Company and its successors and assigns to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Date that are applicable to any current or former employees or directors of the Company or any Subsidiary; provided, however, that nothing contained herein shall prohibit Parent or the Company or any of Parent’s Subsidiaries from amending, modifying or terminating any such contracts, agreements, arrangements, policies, plans and commitments in accordance with their terms. Employees of the Company or any Subsidiary shall receive full credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or its successors and assigns after the Effective Time for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

(b) As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements.

(c) Prior to the Effective Time, the Company shall have adopted resolutions to terminate its Employee Stock Purchase Plan effective with the last day of the offering period ending December 31, 2002.

(d) The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate the Dianon Systems, Inc. 401(k) Retirement Plan, and any other 401(k) Plan maintained by the Company or its

Subsidiaries, effective as of no later than one day prior to Closing. Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions for the period prior to termination. A 401(k) Plan means a qualified plan under Code Section 401(a) sponsored and maintained by the Company or its Subsidiary, which includes a qualified cash or deferred arrangement, as defined in Section 401(k) of the Code. The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s (or Company Subsidiary as applicable) board of directors terminating the 401(k) Plan. Parent will take such steps as are reasonably necessary to ensure that Parent’s 401(k) plan will permit Company employees to make individual rollover contributions to Parent’s 401(k) Plan of any “eligible rollover distributions,” as such term is defined in Parent’s 401(k) Plan, distributed by the Company 401(k) Plan.

SECTION 5.13    Transfer Taxes.

All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes (the “Transfer Taxes”)) incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent or Merger Sub, and the Company shall cooperate with Parent and Merger Sub in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.1    Conditions Precedent to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

(a)  Stockholder Approval. The Merger shall have been duly approved by holders of Company Common Stock constituting the Company Requisite Vote.

(b)  Regulatory Consents. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated. Other than the filing provided for in Section 1.1(b), all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”), in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a material adverse effect on Parent, the Company and their respective Subsidiaries in the event such filings are not made or such Consents are not obtained.

(c)  Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

SECTION 6.2    Conditions Precedent to Obligations of Parent.

The obligations of Parent to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following condition precedent:

Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this

Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company’s representations and warranties contained in Article II of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except where the failure of such representation and warranty to be true and correct in all respects would not have or would not be reasonably likely to result in a Company Material Adverse Effect, provided that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date. Parent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the condition specified in this Section 6.2 have been satisfied.

SECTION 6.3    Conditions Precedent to the Company’s Obligations.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following condition precedent:

Performance of Obligations; Representations and Warranties. Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Parent’s representations and warranties contained in Articles III and IV of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition and any representation and warranty that addresses matters only as of a certain date shall be true and correct as of that certain date. The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or an Executive Vice-President of Parent, certifying that the condition specified in this Section 6.3 have been satisfied.

ARTICLE VII
TERMINATION

SECTION 7.1    Termination.

This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company; or

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before May 1, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

(ii) if any Governmental Entity (A) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (B) shall have failed to issue an order, decree or ruling or to take any other action, in the case of each of (A) and (B) which is necessary to fulfill the conditions set forth in Section 6.1(b), and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party which has been the cause of such action or inaction; or

(iii) if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken; or

(iv) if the Board of Directors of the Company, after complying with Section 5.4(b), authorizes the Company to enter into a definitive written agreement with a third party with respect to an Acquisition Proposal that the Board of Directors has determined is a Superior Proposal; or

(c) by Parent, if there shall have been a breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the condition set forth in Section 6.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(d) by Parent:

(i) (A) if the Company shall have failed to make the Company Board Recommendation or effected a Change in the Company Board Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call or hold the Company Stockholders Meeting in accordance with Section 5.6(a), (B) if the Board of Directors of the Company or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of the Company, whether or not permitted pursuant to Section 5.4, that has the effect of approving or recommending, to the stockholders of the Company a proposal for a Business Combination, (C) if, after a proposal for a Business Combination shall have been made public, the Board of Directors of the Company fails to affirm the Company Board Recommendation and this Agreement as promptly as practicable (but in any event within three Business Days) after any request from Parent or (D) if a tender offer or exchange offer intended to result in a Business Combination is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such offer by the stockholders of the Company (including by taking no position with respect to the acceptance of such offer by the stockholders of the Company); or

(ii) if any Person shall have consummated a tender offer or an exchange offer or other transaction constituting a Business Combination; or

(e) by the Company, if there shall have been a breach by Parent of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.3, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

SECTION 7.2     Effect of Termination.

(a)  Except with respect to the covenants set forth in Section 5.3 to keep confidential certain information, this Section 7.2, and Article VIII, which provisions shall survive such termination, in the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

(b)  In the event that this Agreement is terminated pursuant to (1) Section 7.1(b)(iii) in respect of the approval of the stockholders of the Company not being obtained and prior to the meeting of the Company stockholders at which a vote is taken to approve this Agreement any Person shall have made or publicly announced an intention to make a proposal for a Business Combination with respect to the Company, (2) Section 7.1(d), (3) Section 7.1(c), or (4) Section 7.1(b)(iv), then (i) in the case of clauses (b)(1) and (b)(3), if within twelve months of termination of this Agreement, the Company enters into a definitive agreement with any Person (other than Parent or any of Parent’s Affiliates) with respect to a Business Combination or any Business Combination with respect to the Company is consummated, then the Company shall pay to Parent, not later than one Business Day after the earlier of the date such agreement is entered into or such Business Combination is consummated, a termination fee of $13,000,000 (the “Termination Fee”), payable by wire transfer of same day funds, provided, however, that the Termination Fee shall be payable under clause (b)(3) only if the Business Combination involves a higher price per share to the Company stockholders than the highest consideration payable by Parent under this Agreement, (ii) in the case of clause (b)(2) the Company shall pay to Parent, not later than the date of such termination, one-half of the Termination Fee and one-half of the Expenses (as defined below, up to $500,000) and, if within twelve months of such termination, the Company enters into a definitive agreement with any Person (other than Parent or any of Parent’s Affiliates) with respect to a Business Combination or any Business Combination with respect to the Company is consummated, then the Company shall pay to Parent, not later than one Business Day after the earlier of the date such agreement is entered into or such Business Combination is consummated the remaining one-half of the Termination Fee and the remaining one-half of the Expenses (with such Expenses not to exceed a cumulative total of $1 million), and (iii) in the case of clause (b)(4), the Company shall pay to Parent, not later than the date of such termination, the Termination Fee. The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 7.2(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2(b) at the prime rate of Citibank in effect on the date such payment was required to be made.

(c)  The Company shall reimburse Parent for all actual out of pocket expenses incurred by Parent and Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum amount of $1,000,000 (the “Expenses”) in the event this Agreement is terminated by Parent in the circumstances described in Section 7.2(b), and except as set forth to the contrary in Section 7.2(b), within two Business Days after being notified by Parent. All payments made pursuant to this Section 7.2(c) shall be made by wire transfer of same day funds.

(d)  For the purposes of this Section 7.2, “Business Combination” means, with respect to the Company, a transaction with a party other than Parent or a Subsidiary involving (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving such party as a result of which either (A) the Company’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of the Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender of exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company’s stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

ARTICLE VIII
MISCELLANEOUS AND GENERAL

SECTION 8.1   Survival.

This ArticleVIII and the agreements of the Company and Parent contained in Section 5.9 (Company Stock Options) and Section 5.12 (Indemnification) shall survive the consummation of the Merger. This ArticleVIII and the agreements of the Company and Parent contained in the provisions of Section 8.2 (Expenses), and Section 7.2 (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

SECTION 8.2   Expenses.

Regardless of whether or not the transactions contemplated hereby have been consummated at the Closing, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, subject to the provisions of Section 7.2.

SECTION 8.3   Publicity.

The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed. Thereafter, the parties will consult with one another in public communications made in connection with the Merger and will provide each other with a meaningful opportunity to review and comment upon, any press releases or otherwise making public announcements with respect to the merger and the other transactions contemplated by this agreement, and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

SECTION 8.4   Contents of Agreement; Parties in Interest; Etc.

This Agreement, the Schedules and Exhibits hereto and the agreements referred to or contemplated herein and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, as modified, as appropriate by this Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 8.5    Assignment and Binding Effect.

This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that Parent may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Parent, upon written notice to the Company if the assignee shall assume the obligations of Parent hereunder and Parent shall remain liable for its obligations hereunder, and as provided in Section1.1(d). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 8.6    Definitions.

As used in this Agreement the terms set forth below shall have the following meanings:

(a)  “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

(b)  “Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

(c)  “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property but excluding Intellectual Property Rights.

(d)  “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the States of Connecticut, North Carolina, New York or Delaware.

(e)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)  “Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account when determining whether there has been, or will be, a Company Material Adverse Effect: (a) any failure by Company to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change resulting from the announcement or pendency of the Merger, including a decline in the trading price of the Company Common Stock; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industry in which the Company participates, the economy or financial markets as a whole, or (d) any adverse change relating to changes in GAAP.

(g)   “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

(h)   “Environmental Laws” shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to (i) protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Materials and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any related common law theory based on nuisance, trespass, negligence or other tortious conduct.

(i)   “Environmental Permits” shall mean any permits, licenses, certificates and approvals required under any Environmental Law.

(j)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(k)   “Exchange Agent” shall mean a bank or trust company designated as the exchange agent by Parent.

(l)   “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(m)   “Hazardous Materials” shall mean any and all hazardous substances, hazardous wastes, hazardous materials, solid wastes and toxic substances, wastes or materials, and any pollutants or contaminants (including, but not limited to, polychlorinated biphenyls, “PCB”s, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are listed under or regulated by any Environmental Laws.

(n)   “Knowledge of the Company,” “Knowledge of Parent,” “Parent’s Knowledge” or “Company’s Knowledge” shall mean the actual Knowledge of any of the directors and executive officers of the Company or Parent, as the case may be, disclosed in the respective party’s most recent annual report or proxy statement for an annual meeting of stockholders.

(o)   “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

(p)   “Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or about to become due), including any liability for Taxes.

(q)   “Liens” shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

(r)   “Parent Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account when determining whether there has been, or will be, a Parent Material Adverse Effect: (a) any failure by Parent to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change resulting from the announcement or pendency of the Merger, including a decline in the trading price of Parent’s Common Stock; or (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting generally the industry in which Parent participates, the economy or financial markets as a whole, or (d) any adverse change relating to changes in GAAP.

(s)   “Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

(t)   “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.

(u)   “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company or Parent, as the context requires, (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

(v)   “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

(w)   “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 8.7   Notices.

Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (receipt confirmed, promptly followed by a hard-copy delivered in accordance with this Section 8.7) or by registered or certified mail (return receipt requested), or by overnight courier or delivery service, with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Parent or Merger Sub:

Parent
430 South Spring Street, 1st Floor
Burlington, North Carolina 27215
Attention: General Counsel
Fax: (336) 226-3835

with a copy to:

Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
Attention: Michael J. Silver
Fax: (410) 539-6981

If to the Company:

Company
200 Watson Boulevard
Stratford, Connecticut 06615
Attention: Chief Financial Officer
Fax: (203) 381-4017

with a copy to:

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York 10038
Attention: Dennis J. Block
Fax: (212) 504-6666

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date delivered (in the case of delivery by facsimile transmission, as of the time of an electronic confirmation of receipt).

SECTION 8.8    Amendment.

This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of the respective Boards of Directors of the Company, Merger Sub and Parent, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

SECTION 8.9    Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state, but without regard to the conflict of laws principles thereof.

SECTION 8.10    No Benefit to Others.

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person except for the rights provided for in Article I and Sections 5.9 and 5.11.

SECTION 8.11    Severability.

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

SECTION 8.12    Section Headings.

All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8.13    Schedules and Exhibits.

All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

SECTION 8.14    Extensions.

At any time prior to the Effective Time, Parent, on the one hand, and the Company on the other may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party subject to the provisions of Section 8.8 regarding the manner of waiver.

SECTION 8.15    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company and Parent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Agreement and Plan of Merger
by and between
Laboratory Corporation of America Holdings,
DaVinci Development, Inc.
and Dianon Systems, Inc.
Signature Page

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/S/ THOMAS P. MAC MAHON
Name: Title:

DIANON SYSTEMS, INC.

By:	/S/ KEVIN C. JOHNSON
Name: Title:

DAVINCI DEVELOPMENT, INC.

By:	/S/ THOMAS P. MAC MAHON
Name: Title:

GLOSSARY OF DEFINED TERMS

DEFINED TERM	LOCATION OF DEFINITION
Acquisition Agreement	Section 5.4
Acquisition Proposal	Section 5.4
Affiliate	Section 8.6
Agreement	Preamble
Applicable Foreign Competition Laws	Section 8.6
Approvals	Section 2.12
Assets	Section 8.6
Assumed Option	Section 5.9
Business Combination	Section 7.2
Business Day	Section 8.6
Cash Portion	Section 1.5
Certificates	Section 1.7
Change in the Company Board Recommendation	Section 5.6
Closing	Section 1.1
Closing Date	Section 1.1
Code	Section 8.6
Company	Preamble
Company Audit Date	Section 2.6
Company Benefit Plans	Section 2.16
Company Board Recommendation	Section 5.5
Company Charter Documents	Section 2.2
Company Common Stock	Section 1.5
Company Material Adverse Effect	Section 8.6
Company Reports	Section 2.6
Company Requisite Vote	Section 2.4
Company Rights	Section 2.3
Company Rights Agreement	Section 2.3
Company Stock Options	Section 5.9
Company Stock Plans	Section 2.3
Company Stockholders Meeting	Section 5.6
Confidentiality Agreement	Section 5.3
Conversion Ratio	Section 5.8
Customers	Section 2.21
DGCL	Recitals
Effective Time	Section 1.1
Encumbrances	Section 8.6
Environmental Laws	Section 8.6
ERISA	Section 8.6
Exchange Act	Section 2.5
Exchange Agent	Section 8.6
Exchange Fund	Section 1.7
Expenses	Section 7.2
GAAP	Section 2.6
Governmental Consents	Section 6.1
Governmental Entity	Section 8.6
Hart-Scott-Rodino Act	Section 2.5
Hazardous Materials	Section 8.6
Indemnified Parties	Section 5.10

DEFINED TERM	LOCATION OF DEFINITION
Indemnified Party	Section 5.10
Intellectual Property Rights	Section 2.13
IRS	Section 2.15
Knowledge of Company, etc	Section 8.6
Laws	Section 8.6
Liability	Section 8.6
Liens	Section 8.6
Material Contracts	Section 2.8
Merger	Recitals
Merger Consideration	Section 1.5
Merger Sub	Preamble
Order	Section 6.1
Parent	Preamble
Parent Charter Documents	Section 3.2
Parent Material Adverse Effect	Section 8.6
Parent Option Shares	Section 5.9
Parent Replacement Options	Section 5.9
Person	Section 8.6
Physician Employees	Section 2.12
Prospectus/Proxy Statement	Section 5.5
Real Property	Section 2.9
Release	Section 8.6
Right	Section 1.5
Rights Agreement	Section 1.5
Security Portion	Section 1.5
S-4 Registration Statement	Section 5.5
SEC	Section 2.6
Securities Act	Section 2.5
Stock Plan	Section 5.9
Subsequent Company Reports	Section 2.6
Subsidiary	Section 8.6
Superior Proposal	Section 5.4
Surviving Company	Section 1.1
Takeover Statute	Section 2.22
Tax	Section 8.6
Tax Return	Section 8.6
Termination Date	Section 7.1
Termination Fee	Section 7.2
Transfer Taxes	Section 5.13
WARN Act	Section 2.15

Annex B

OPINION OF JPMORGAN

December 20, 2002

The Board of Directors
Dianon Systems, Inc.
200 Watson Boulevard
Stratford, CT 06615

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the “Company Common Stock”), of Dianon Systems, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary (the “Merger Subsidiary”) of Laboratory Corporation of America Holdings (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of November 10, 2002 (the “Agreement”), among the Company, the Merger Partner and Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates, will be converted into the right to receive $47.50 per share in cash.

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed the draft dated December 20, 2002 of the proxy statement of the Company (the “Proxy Statement”); (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will be consummated as described in the Agreement and the draft of the Proxy Statement provided to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our

B-1

opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the decision by the Company to enter into the Merger in lieu of any alternative transactions. Consequently, we have assumed that the terms of the Merger are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. JPMorgan and its affiliates maintain banking and other business relationships with Dianon and its affiliates, for which it receives customary fees. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/    J.P. Morgan Securities Inc.

B-2

Annex C

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DIANON SYSTEMS, INC.
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Kevin C. Johnson and David R. Schreiber, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of DIANON Systems, Inc., held of record by the undersigned on December 17, 2002 at the special meeting of stockholders to be held at Dianon’s corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut, on January 17, 2003 at 10:00 a.m., and at any adjournment or postponement thereof.

Change of Address

<    FOLD AND DETACH HERE    <

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE  ☒

PLEASE VOTE BY RETURNING THE ATTACHED PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 BELOW.

1.  Proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2002, among Laboratory Corporation of America Holdings, DaVinci Development, Inc. and DIANON Systems, Inc., and approve the merger contemplated by that agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

☐    CHECK IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

Vote, sign and date this Proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.

☐    CHANGE OF ADDRESS ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED AS MANAGEMENT RECOMMENDS ON THESE AND ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

Signature	Dated

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

If time warrants, improperly signed cards will be returned for correction.

<    FOLD AND DETACH HERE    <